                             ASSET PURCHASE AGREEMENT

                                    By and Among

                            AMERICAN TOWER CORPORATION,

                               AMERICAN TOWER, L.P.,

                                DOBSON TOWER COMPANY

                                        and

                         DOBSON COMMUNICATIONS CORPORATION,
                         AS THE SOLE VOTING STOCKHOLDER OF
                               DOBSON TOWER COMPANY

                                    Dated as of

                                    July 6, 1999

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                                  TABLE OF CONTENTS

                                                                           Page
ARTICLE 1  DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2  PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES. . . . . . 2

           2.1   Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           2.2   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . 2
           2.3   Assumption of Certain Liabilities, Retained Liabilities . . 3
           2.4   Required Consents . . . . . . . . . . . . . . . . . . . . . 5
           2.5   Consent of Third Parties. . . . . . . . . . . . . . . . . . 5
           2.6   Bulk Transfer Laws. . . . . . . . . . . . . . . . . . . . . 5
           2.7   Defective Sites . . . . . . . . . . . . . . . . . . . . . . 6
           2.8   Rejected Sites. . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 3  PURCHASE PRICE; CLOSING . . . . . . . . . . . . . . . . . . . . . 7

           3.1   Purchase  Price.. . . . . . . . . . . . . . . . . . . . . . 7
           3.2   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF TARGET. . . . . . . . . . . . . 9

           4.1   Organization and Business; Power and Authority;
                 Effect of Transaction.. . . . . . . . . . . . . . . . . . .10
           4.2   Intentionally Omitted.  . . . . . . . . . . . . . . . . . .11
           4.3   Material Statements and Omissions; Absence of Events. . . .11
           4.4   Title to Properties; Leases . . . . . . . . . . . . . . . .11
           4.5   Compliance with Private Authorizations. . . . . . . . . . .12
           4.6   Compliance with Governmental Authorizations and Applicable
                 Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
           4.7   Intangible Assets . . . . . . . . . . . . . . . . . . . . .14
           4.8   Related Transactions. . . . . . . . . . . . . . . . . . . .14
           4.9   Insurance . . . . . . . . . . . . . . . . . . . . . . . . .15
           4.10  Tax Matters.  . . . . . . . . . . . . . . . . . . . . . . .15
           4.11  Employee Retirement Income Security Act of 1974 . . . . . .15
           4.12  FIRPTA. . . . . . . . . . . . . . . . . . . . . . . . . . .15
           4.13  Employment and Consulting Arrangements. . . . . . . . . . .16
           4.14  Material Agreements . . . . . . . . . . . . . . . . . . . .16
           4.15  Ordinary Course of Business . . . . . . . . . . . . . . . .16
           4.16  Broker or Finder. . . . . . . . . . . . . . . . . . . . . .17
           4.17  Environmental Matters . . . . . . . . . . . . . . . . . . .17
           4.18  Capital Stock . . . . . . . . . . . . . . . . . . . . . . .19
           4.19  Year 2000 Compliant.. . . . . . . . . . . . . . . . . . . .19


ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF ATLP. . . . . . . . . . . . . .19

           5.1   Organization and Business; Power and Authority;
                 Effect of Transaction.. . . . . . . . . . . . . . . . . . .19
           5.2   ATC SEC Reports.. . . . . . . . . . . . . . . . . . . . . .20
           5.3   Material Statements and Omissions; Absence of Events. . . .21
           5.4   Broker or Finder. . . . . . . . . . . . . . . . . . . . . .21

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF THE TARGET
     STOCKHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

           6.1   Organization and Business; Power and Authority;
                 Effect of Transaction.. . . . . . . . . . . . . . . . . . .22

ARTICLE 7  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

           7.1   Access to Information; Confidentiality.   . . . . . . . . .22
           7.2   Agreement to Cooperate; Certain Other Covenants.  . . . . .24
           7.3   Public Announcements. . . . . . . . . . . . . . . . . . . .25
           7.4   Notification of Certain Matters.. . . . . . . . . . . . . .25
           7.5   No Solicitation.. . . . . . . . . . . . . . . . . . . . . .25
           7.6   Conduct of Business by Target Pending the Closing.. . . . .26
           7.7   Preliminary Title Reports.. . . . . . . . . . . . . . . . .28
           7.8   Environmental Site Assessments. . . . . . . . . . . . . . .28
           7.9   Lease of Office Space . . . . . . . . . . . . . . . . . . .28

ARTICLE 8  CLOSING CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . .28

           8.1   Conditions to Obligations of Each Party.. . . . . . . . . .28
           8.2   Conditions to Obligations of ATLP . . . . . . . . . . . . .29
           8.3   Conditions to Obligations of Target . . . . . . . . . . . .31

ARTICLE 9  TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . .32

           9.1   Termination.. . . . . . . . . . . . . . . . . . . . . . . .32
           9.2   Effect of Termination.. . . . . . . . . . . . . . . . . . .33

ARTICLE 10 INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .34

           10.1  Survival. . . . . . . . . . . . . . . . . . . . . . . . . .34
           10.2  Indemnification.. . . . . . . . . . . . . . . . . . . . . .34
           10.3  Limitation of Liability.. . . . . . . . . . . . . . . . . .35
           10.4  Notice of Claims. . . . . . . . . . . . . . . . . . . . . .35
           10.5  Defense of Third Party Claims.. . . . . . . . . . . . . . .36
           10.6  Assignment of Rights; Additional Indemnification. . . . . .36


ARTICLE 11 GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . .37

           11.1  Waivers; Amendments.. . . . . . . . . . . . . . . . . . . .37
           11.2  Fees, Expenses and Other Payments.. . . . . . . . . . . . .38
           11.3  Notices.. . . . . . . . . . . . . . . . . . . . . . . . . .38
           11.4  Specific Performance; Other Rights and Remedies.. . . . . .39
           11.5  Severability. . . . . . . . . . . . . . . . . . . . . . . .39
           11.6  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .40
           11.7  Section Headings. . . . . . . . . . . . . . . . . . . . . .40
           11.8  Governing Law.. . . . . . . . . . . . . . . . . . . . . . .40
           11.9  Further Acts. . . . . . . . . . . . . . . . . . . . . . . .40
           11.10 Entire Agreement. . . . . . . . . . . . . . . . . . . . . .40
           11.11 Assignment. . . . . . . . . . . . . . . . . . . . . . . . .41
           11.12 Parties in Interest.. . . . . . . . . . . . . . . . . . . .41

APPENDIX A:      Definitions

EXHIBITS:

     EXHIBIT A:  Form of Deposit Escrow Agreement (Fourth Recital).
     EXHIBIT B:  Opinion of Edwards & Angell, LLP (Section 8.2(b)).
     EXHIBIT C: Form of Non-Assignable Contracts Agreement (Section 8.2(g)). EXHIBIT D: Form of Indemnity Escrow Agreement (Section 8.2(h)).
     EXHIBIT E: Form of Master Lease from ATLP to Sygnet (Section 8.2(i)). EXHIBIT F: Form of Build-to-Suit Agreement (Section 8.2(l)).
     EXHIBIT G:  Opinion of Sullivan & Worcester LLP (Section 8.3(b)).

ATTACHMENTS:     Target Disclosure Schedule

                               ASSET PURCHASE AGREEMENT


     Asset Purchase Agreement, dated as of July 6, 1999, by and among American Tower Corporation, a Delaware corporation, American Tower, L.P., a Delaware limited partnership ("ATLP"), Dobson Tower Company, an Oklahoma corporation ("Target"), and Dobson Communications Corporation, an Oklahoma corporation, as the sole voting stockholder of Target (the "Target Stockholder").

                                 W I T N E S S E T H:

     WHEREAS, the Board of Directors of Target has determined that the sale of the assets (the "Purchase") of Target used in Target's tower rental and ownership business (the "Target Business") to ATLP on the terms and conditions set forth in this Asset Purchase Agreement (this "Agreement") is consistent with and in furtherance of the long-term business strategy of Target, and is fair to, and in the best interests of, Target and its stockholders;

     WHEREAS, the Boards of Directors of ATC, ATC GP, Inc., the general partner of ATLP and Target have approved and adopted this Agreement and, in the case of Target, have directed that this Agreement be submitted to its sole voting stockholder for its adoption and approval;

     WHEREAS, as a condition of the willingness of ATC and ATLP to enter into this Agreement, and as an inducement thereto, the Target Stockholder is delivering its written consent approving and adopting the Purchase and this Agreement; and

     WHEREAS, simultaneously with the execution and delivery of this Agreement, ATC, Target and Chase Manhattan Trust Company, National Association, as escrow agent, have entered into an escrow agreement dated as of the date hereof in the form of Exhibit A attached hereto and made a part hereof (the "Deposit Escrow Agreement"), and, in accordance with the terms thereof, ATC is making a deposit (the "Escrow Deposit") in the amount of Three Million Eight Hundred Thousand Dollars ($3,800,000) pursuant thereto;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:


ARTICLE 1

                                    DEFINED TERMS

     As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and VICE VERSA, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Target Disclosure Schedule, and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ATC and ATLP, on the one hand, and Target and the Target Stockholder, on the other hand.

ARTICLE 2

                PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

     2.1 ASSETS. Subject to the terms and conditions of this Agreement, Target shall grant, convey, sell, assign, transfer and deliver to ATLP on the Closing Date, and ATLP shall purchase on the Closing Date from Target, all right, title and interest of Target in and to all of the assets, properties and rights of Target specifically set forth below in this Section 2.1 (collectively the "Target Assets"), free and clear of any Liens of any nature whatsoever, except for Permitted Liens; provided that the Target Assets shall not include any Excluded Assets:

     (a)  all Tower Structures;

     (b)  all of Target's rights to all Tower Sites;

     (c)  all Tower Related Assets; and

     (d) all rights under any Governmental Authorizations (excluding FCC licenses) and any Private Authorizations held with respect to the ownership or use of the Tower Structures or Tower Sites, except to the extent such Governmental Authorizations or Private Authorizations are not transferable to ATLP and except to the extent (and only to the extent) any such Governmental Authorizations and Private Authorizations are needed by Target in the operation of its businesses following the Closing.

     2.2 EXCLUDED ASSETS. All assets of Target and its Affiliates (including, without limitation, Sygnet) not set forth in Section 2.1 shall be excluded from the Target Assets and retained by Target and its respective Affiliates, including, without limitation, the following (collectively, "Excluded Assets"):

     (a) all equipment shelter foundations used or occupied by Target or Sygnet; existing equipment cabinets, shelters and buildings used or occupied by Target or Sygnet; mounting platforms used or occupied by Target or Sygnet; wiring; coaxial cabling; conduits; microwave antennas and other transport related equipment and housings; cable; equipment generators; fuel tanks; electrical panels; the single power pole at each Tower Site that serves as the point of demarcation between Target or Sygnet and the utility service provider; the utility service entrance equipment (including conduits and wiring) connecting such power pole to any of Target's or Sygnet's equipment; power protection and connection boxes; antennas and antenna connection boxes; communications and other radio equipment and amplifiers; waveguides and ice bridges; provided, that in the event that such Excluded Assets are used or occupied by any third party tenant as of the Closing Date, Target will continue to allow, and will use its best efforts to cause Sygnet to continue to allow, such third party tenant to use or occupy such Excluded Assets to the extent necessary to convey the Target Assets to ATLP;

     (b) the rights that accrue or will accrue to Target under this Agreement or any of the other Collateral Documents, including the consideration paid or to be paid to Target hereunder (subject to the provisions of Article 10) and all accounts receivable, including rents and other amounts under the Tower Leases, which accrue or are prorated prior to the Closing Date;

     (c) all books and records of Target which do not specifically relate to the Target Assets, subject to the right of ATC to have access and to copy for a period of three (3) years from the Closing Date; the records described herein shall further include without limitation all corporate seals, certificates of incorporation, minute books, stock books, Tax Returns or other records having to do with the corporate organization of Target;

     (d) any claims or rights against third parties arising or relating to periods prior to the Closing Date except to the extent that such claims or rights relate to Assumed Liabilities; and

     (e)  all assets, properties and rights related to Rejected Sites.

     2.3  ASSUMPTION OF CERTAIN LIABILITIES, RETAINED LIABILITIES.

     (a) ASSUMPTION OF ASSUMED LIABILITIES. Subject to Section 2.3(b), as of the Closing Date, ATLP shall acquire the Target Assets subject only to, and ATLP shall undertake, assume, perform and otherwise pay, satisfy and discharge, and on the terms set forth in Article 10 hold Target harmless from, the following Liabilities (collectively, the "Assumed Liabilities"):

          (i) all Liabilities of Target under all Contracts included within the Target Assets (including, without limitation, the Site Leases and Tower Leases), but only to the extent such Liabilities accrue or relate to the period from and after the Closing;

          (ii) the rents, revenues, Taxes, charges and payments that are apportioned for the account of ATLP pursuant to Section 3.1(b) hereof; and

          (iii) all Liabilities, whenever and however incurred or accrued, which arise in connection with the ownership, lease, use or occupancy of or under the Target Assets from and after the Closing, except for the Retained Liabilities and except as may be limited pursuant to the foregoing provisions of Sections 2.3(a)(i) and (ii).

Notwithstanding the assumption of the Assumed Liabilities as set forth above, nothing herein shall be deemed or construed to relieve Target, or to be an assumption by ATLP, of any Liability arising from any event, condition, occurrence or other matter which is the subject of a breach by Target of a representation, warranty or covenant contained in this Agreement or in any Contract.

     (b) LIMITATIONS ON ASSUMPTION OF LIABILITIES. Notwithstanding Section 2.3(a), ATLP is not assuming under this Agreement or any Collateral Document any Liabilities that are not specifically described in Section 2.3(a) as an Assumed Liability (each, a "Retained Liability"). On the terms set forth in Article 10, Target and the Target Stockholder shall hold ATLP harmless from the Retained Liabilities. By way of example and not limitation, each of the following represents a Retained Liability: (i) any Liabilities arising out of any actual or alleged breach or nonperformance by Target (or their respective Affiliates) prior to the Closing of any provision of any Contract; (ii) any product liability or similar claim for injury to any Person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Target or alleged to have been made by Target, or which is imposed or asserted to be imposed by operation of Law in connection with any service performed or product sold or leased by or on behalf of Target prior to the Closing; (iii) any federal, state, local or foreign income or other Tax payable with respect to the Target Assets or other properties or operations of Target or any member of any affiliated group of which Target was a member for any period, in each case prior to the Closing; (iv) any Liabilities arising prior to, after or as a result of the Closing to or with respect to any employees, agents or independent contractors of Target; (v) any Liabilities of Target arising from or incurred in connection with the preparation, negotiation, execution and performance of this Agreement or any Collateral Documents, except as otherwise provided herein and therein; (vi) any Liabilities, whether known or unknown, arising from or related to (A) any violation by Target prior to the Closing of any Environmental Laws relating to the ownership, use or occupancy of the Target Assets, or (B) any Environmental Condition existing prior to the Closing which Target caused, whether by action or inaction; (vii) any Liabilities caused by or attributable to the ownership, possession, occupancy, use or operation of the Target Assets by Target prior to the Closing; (viii) the rents, revenues, Taxes, chrges and payments that are apportioned for the account of Target pursuant to Section 3.1(b) hereof; (ix) any Liability arising out of the matters disclosed on
Schedule 4.6(c) or any Liability of Target arising out of any Legal Action that is pending or threatened in writing to Target as of the Closing Date or any actual or alleged violation by Target of any Applicable Law prior to the Closing; (x) any Liability of Target that relates primarily to, or that arises primarily out of, any Excluded Asset, or that arises out of the ownership by Target of the Excluded Assets or realization of the benefits of any Excluded Asset; (xi) any Liability or obligation from or relating to breach of any warranty or any misrepresentation by Target under this Agreement or any Collateral Document; (xii) any Liability or obligation from or relating to breach or violation of, or failure to perform, any of Target's obligations, covenants, agreements or undertakings set forth in this Agreement or any Collateral Document, including without limitation Article 7; (xiii) any Liability or obligation or liability with respect to capitalized lease obligations or Indebtedness for Money Borrowed; (xiv) any Contract with any Affiliate of Target; (xv) any Liability arising from the failure of Target or Sygnet to obtain any necessary third party consents to the transfer of any of the Target Assets from Sygnet to Target; and (xvi) all other obligations or liabilities of Target of any nature whatsoever (whether express or implied, fixed or contingent, known or unknown) other than the Assumed Liabilities. All Retained Liabilities shall remain and be the obligations and liabilities solely of Target.

     2.4 REQUIRED CONSENTS. Attached to this Agreement as Section 2.4 of the Target Disclosure Schedule and made a part hereof by this reference, is a listing of all of the third party consents which Target reasonably believes are necessary and desirable in connection with the transfer and assignment to ATLP by Target of the Target Assets, including, without limitation, Contracts, Site Leases and Tower Leases (each a "Required Consent"). Target will use all commercially reasonable efforts to obtain the Required Consents prior to the Closing Date. To the extent that any such Required Consent is not obtained, Target will subcontract to ATLP the performance of all obligations and the right to receive all benefits thereunder; provided, however, that to the extent the consent of the counterparty to such subcontracting is required under the terms of any such Contract, Target will only be required to use all commercially reasonable efforts to obtain such consent; and Target will only subcontract as described in the immediately preceding sentence in those cases, if any, in which subcontracting is permitted by the Contract or applicable Law. If (and only if) such Contract is a Site Lease or Tower Lease, then Target shall notify ATLP in writing prior to or on August 1, 1999 that it has been unable to obtain such consent, and Target and ATLP shall cooperate in good faith to continue to attempt to obtain such consent; provided that the failure to obtain a Required Consent with respect to such Contract prior to August 31, 1999 shall be deemed to be a Defect and the Tower Site in question shall be deemed to be a Defective Site after such time, and such Defect and Defective Site shall be governed by the applicable provisions of Sections 2.7 and 2.8.

     2.5 CONSENT OF THIRD PARTIES. Nothing in this Agreement shall be construed as an attempt by Target to assign to ATLP pursuant to this Agreement any Contract, Governmental Authorization, Private Authorization, franchise, claim or asset included in the Target Assets that is by its terms or by Law non-assignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to Target would not by Law pass to ATLP as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract"). To the extent that any consent in respect of, or a novation of, a Non-Assignable Contract has not been obtained, Target shall continue to use commercially reasonable efforts to obtain any such consent or novation until such time as it shall have been obtained (but in no event longer than 180 days following the Closing), and Target shall use commercially reasonable efforts to cooperate with ATLP to provide that ATLP shall receive the interest of Target in the benefits under such Non-Assignable Contract, including performance by Target as agent if commercially reasonable, provided that ATLP shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Contract to the extent that ATLP would have been responsible therefor if such consent or approval had been obtained. With respect to any Non-Assignable Contract for which the applicable consent of any Authority or other Person is not obtained prior to the Closing Date and for which ATLP does not deliver, on or prior to the Closing Date, a notification to Target in writing that ATLP consents to the transfer or assignment of such Non-Assignable Contract (an "Acceptance Notice") despite the failure or inability of ATLP and Target to obtain the approval or consent of an Authority or other Person, Target and ATLP shall enter into the Non-Assignable Contracts Agreement.

     2.6 BULK TRANSFER LAWS. ATLP hereby waives compliance by Target with the provisions of any and all Laws under the uniform commercial codes as adopted in the states where the Target Assets are located relating to bulk transfer in connection with the sale of the Target Assets. Target shall indemnify ATLP from and against any and all Liabilities (including reasonable attorneys' fees) arising out of noncompliance with such bulk transfer Laws, except with respect to items which are Assumed Liabilities.

     2.7 DEFECTIVE SITES. Target and the Target Stockholder shall have the right, at any time prior to fifteen (15) days before the date of Closing, to cure Defects that exist with respect to the Defective Sites. Target and the Target Stockholder shall provide ATC and ATLP with notice of any cure effected with respect to a Defective Site (a "Cure Notice"), and shall request ATC's and ATLP's consent to remove such Defective Site from the adjustments to the Purchase Price described in Section 3.1(a). The Cure Notice shall describe in reasonable detail the cure which Target and the Target Stockholder reasonably believe in good faith should cause the Defective Site to be removed from the adjustment to the Purchase Price, and shall include a copy of any instrument, document or other writing which evidences the curative action taken. Within ten
(10) days of receipt of a Cure Notice with respect to a Defective Site, ATC and ATLP shall: (i) provide Target with written notice that ATC and ATLP have satisfactorily completed their due diligence investigation of the curative action taken with respect to such Defective Site and are prepared, subject to the terms and conditions of this Agreement, to acquire such Target Assets at Closing subject to the Permitted Liens, in which case such Defective Site shall be and become an Accepted Site, and such site shall be deemed to be removed from the adjustment to the Purchase Price described in Section 3.1(a); or (ii) provide Target with written notice (A) that states that ATC and ATLP have determined in good faith that the curative action taken is incomplete in a material way for the purpose of curing the Defect in question and (B) that describes in reasonable detail the manner in which the Defect remains uncured and describes the curative action, if any, that would cure such Defect, in which event the Defect shall continue as such and the site in question shall remain a Defective Site. A Defect that exists solely by reason of a Required Consent that needs to be obtained shall be deemed to have been cured by Target obtaining such Required Consent prior to Closing or, if permitted, by entering into a subcontracting or similar arrangement pursuant to Section 2.4 or by entering into the Non-Assignable Contracts Agreement. ATC and ATLP agree that they shall not unreasonably withhold their consent to removing a Defective Site from the adjustments to the Purchase Price upon Target effecting a reasonable cure to or of such Defect.

     2.8  REJECTED SITES.

     (a) At least thirty (30) days prior to Closing, ATLP shall provide notice to Target and Target Stockholder as to whether ATLP desires to purchase any Target Assets that are Defective Sites; any such sites which ATLP desires to purchase shall be deemed to be accepted by ATLP ("Accepted Sites") and shall be deemed to be removed from the adjustments to the Purchase Price in Section 3.1(a), and the certificate to be delivered by Target and the Target Stockholder pursuant to Section 8.2(c) may be modified by Target and the Target Stockholder to qualify or omit the representations and warranties of Target and the Target Stockholder with respect to the applicable Defect, with no adjustment to the Purchase Price. Such Accepted Sites shall be transferred and conveyed at the Closing subject to both the applicable Defect and any Permitted Liens.

     (b) Immediately prior to Closing, all Defective Sites that have not been accepted by ATLP pursuant to Section 2.8(a) or whose Defects have not been cured in accordance with the provisions of Section 2.7 shall be designated as rejected sites (the "Rejected Sites") and shall be placed on Section 2.8(b) of the Target Disclosure Schedule, and the Purchase Price shall be adjusted as provided in
Section 3.1(a).

     (c) At least thirty-five (35) days prior to the Closing Date, but in any event by August 31, 1999, Target and the Target Stockholder shall deliver to ATC and ATLP, a list of those Target Assets (identified by Tower Site) with respect to which a Defect exists. Such notice shall identify (i) such Target Assets,
(ii) the relevant Defects, and (iii) the specific circumstance ("Circumstance") which, in the opinion of Target and the Target Stockholder, prevents them from curing such Defect. ATLP will continue to cooperate in good faith with Target to obtain any Required Consent which gives rise to the Defect. With respect to the Target Assets (identified by Tower Site) identified in such notice, the Defects in which have not been cured pursuant to Section 2.7, ATC and ATLP shall have the right in accordance with this Section 2.8 to either (A) designate each such Target Asset (identified by Tower Site) to be a Rejected Site and adjust the Purchase Price as provided in Section 3.1(a), or (B) acquire such Target Assets at the Closing without an adjustment to the Purchase Price, in which event all such sites shall be deemed to be Accepted Sites, and shall be supplementally added to the notice provided by ATLP pursuant to Section 2.8(a), and the certificate delivered by Target and the Target Stockholder pursuant to
Section 8.2(c) may be modified by Target and the Target Stockholder to qualify or omit the representations and warranties with respect to such Target Assets based upon the Circumstance applicable to such Target Assets.

ARTICLE 3

                               PURCHASE PRICE; CLOSING

     3.1  PURCHASE  PRICE.

     (1) The purchase price for the Target Assets and the Target Business (the "Purchase Price") shall be an amount equal to (subject to Section 3.1(b)) Thirty Eight Million Seven Hundred Sixteen Thousand Nine Hundred Eighty Dollars ($38,716,980), minus an amount equal to $358,490 for each Rejected Site.

     (2) CERTAIN APPORTIONMENTS. Notwithstanding any provision to the contrary in this Section 3.1(b) or elsewhere in this Agreement, at the Closing the following items shall be apportioned between Target, on the one hand, and ATLP, on the other hand, with such adjustments to be made as of the Closing Date by the party that on a net basis owes money to the other party under this Section 3.1(b) by wire transfer of immediately available funds to such accounts as such other party shall specify in writing: (a) rents and revenues under all Contracts included in the Target Assets; (b) prepaid expenses relating to the Target Assets, (c) Pro Ratable Taxes paid or payable with respect to the Target Assets; and (d) charges and payments under all Contracts included in the Target Assets. Such apportionments shall be made pro rata on a per diem basis as of the Closing Date so that all such rents, revenues, Taxes, charges and payments attributable to the period prior to and including the Closing Date are for the account of Target; and all such rents, revenues, Taxes, charges and payments attributable to the period after the Closing Date are for the account of ATLP. If any of the aforesaid apportionments cannot be calculated accurately on the Closing Date, then the same shall be calculated and adjusted once by Target and ATLP after the Closing Date in accordance with the following procedures. Within five (5) business days after the last day of the third full calendar month following the Closing Date, Target and ATLP shall exchange their respective post-Closing calculations of such apportionments. Target and ATLP shall in good faith attempt to agree upon the post-Closing apportionments on or before the last day of the fourth full calendar month following the Closing Date. If at the end of such period, Target and ATLP cannot agree on the post-Closing apportionments, Target and ATLP shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute. The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by Target and ATLP in writing. The Accounting Firm shall be instructed to, within thirty (30) days after the submission of any disputed matters, review and resolve all such disputed matters and to report its resolution thereof to Target and ATLP, and such report shall be final, binding and conclusive on Target and ATLP with respect to all such disputed matters. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.1(b) shall be borne fifty percent (50%) by Target on the one hand, and fifty percent (50%) by ATLP, on the other hand. No other post-Closing apportionments shall be made by the parties. Either party owing the other party a sum of money based on the agreed-upon post-Closing apportionments shall pay said sum to the other party on or before the last day of the fifth full calendar month following the Closing Date, or sooner if the parties so agree. If payment of any such amount is not paid when due, interest shall accrue on the past due amount at a rate equal to the Prime Rate plus two percent (2%) per annum from the due date to the date of payment. The aforesaid post-Closing adjustment shall be the only post-Closing adjustment of the items to be apportioned under this
Section 3.1(b). The provisions of this Section 3.1(b) shall not affect the obligations of Target and ATLP under this Agreement with respect to the Retained Liabilities and the Assumed Liabilities, respectively.

     Nothing contained in this Section 3.1(b) is intended or shall be deemed to amend or modify the indemnification provisions of Article 10 nor to reallocate responsibility for the matters set forth herein.

     (3) Pursuant to the Indemnity Escrow Agreement, $8,140,000 (subject to reduction in an amount equal to $75,000 per Rejected Site) of the Purchase Price to be otherwise paid to Target on the Closing Date shall be deposited into escrow pursuant to the terms of the Indemnity Escrow Agreement.

     (4) The parties shall negotiate in good faith to determine the value of the various components of the Target Assets. In the event they are unable to reach agreement, ATLP shall have the right, at its sole discretion, to engage BIA Consulting, Inc. to conduct and use its reasonable best efforts to complete, within forty-five (45) days, an appraisal of the Target Assets which shall be the basis for an allocation schedule (the "Tax Allocation Schedule") pursuant to which the Purchase Price shall be allocated among the Target Assets. Such appraisal shall be conducted in a manner which does not interfere with or inconvenience in any material matter any of the landlords or tenants at any of Target's sites and shall not, in any event, affect the Purchase
Price.  The cost of such appraisal, if undertaken, shall be borne by ATLP.

     Each of Target and ATLP shall report the purchase and sale of the Target Assets and the Target Business and the other Transactions in accordance with the Tax Allocation Schedule for purposes of all federal, state and local Tax Returns and shall not take, and shall cause their respective Affiliates, representatives, successors and assigns not to take, any position on any federal, state or local Tax Return or report, inconsistent with such reporting position. Each of Target and ATLP shall promptly give the other notice of any disallowance of or challenge to such reporting by any Taxing Authority. Notwithstanding the provisions of this Section, the parties to this Agreement will rely solely on their own advisors in determining the tax consequences of the transactions contemplated by this Agreement and each party is not relying, and will not rely, on any representations or assurances of any other party regarding such consequences other than the representations, warranties, covenants and agreements set forth in writing in this Agreement or furnished pursuant to the provisions hereof. For purposes of this Section 3.1(d), each of ATC, ATLP, Target and the Target Stockholder agree that they shall not allocate any portion of the Purchase Price to the Build-to-Suit Agreement.

     3.2  CLOSING.  Unless this Agreement shall have been terminated pursuant to
Section 9.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 8, the closing of the Purchase (the "Closing") will take place, at 10:00 a.m., on the Closing Date, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, on the business date that is the fifth (5th) business day after the date on which all of the conditions set forth in Article 8 (other than those which require delivery of opinions or documents at the Closing) shall have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date." At the Closing, each of the parties shall deliver such bills of sale, assignments, assumptions of liabilities, opinions and other instruments and documents as are described in this Agreement or as may be otherwise reasonably requested by the parties and their respective counsel. The Purchase Price shall be payable by (a) ATC or ATLP instructing the escrow agent with respect to the Escrow Deposit to deliver the Escrow Deposit (together with interest and other earnings thereon) to Target, and (b) by wire transfer of immediately available funds to (i) the escrow agent under the Indemnity Escrow Agreement in the amount of Eight Million One Hundred Forty Thousand Dollars ($8,140,000) (subject to reduction in an amount equal to $75,000 per Rejected Site) and (ii) Target for the balance of the Purchase Price to such account (or accounts) in the United States as Target shall designate in written instructions to ATLP delivered not later than two (2) business days prior to the Closing.

ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF TARGET

     Target and the Target Stockholder, jointly and severally, hereby represent and warrant to ATC and ATLP as follows:

     4.1  ORGANIZATION AND BUSINESS; POWER AND AUTHORITY; EFFECT OF TRANSACTION.

     (1) Target is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(a) of the Target Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, has not had and will not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets.

     (2) Target has all requisite corporate power and authority necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by Target of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate and stockholder action on the part of Target. This Agreement has been duly executed and delivered by Target and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by Target will constitute, legal, valid and binding obligations of Target, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar Laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity.

     (3) Except as set forth in Section 4.1(c) of the Target Disclosure Schedule, neither the execution and delivery by Target of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by Target:

          (1) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of Target or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of Target; or

          (2) will require Target to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization, except (A) a filing under the Hart-Scott-Rodino Act and (B) such other Governmental Authorizations, Governmental Filings, and Private Authorizations the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target or the Target Assets.

     (4)  Target does not have any Subsidiaries.

     4.2  INTENTIONALLY OMITTED.

     4.3 MATERIAL STATEMENTS AND OMISSIONS; ABSENCE OF EVENTS. Neither any representation or warranty made by Target contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by Target pursuant to the provisions hereof nor the Target Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Since December 24, 1998, there has been no change with respect to, and there is no Event known to, Target that has had or will reasonably be expected to have a Material Adverse Effect on Target or the Target Assets, except (a) to the extent specifically described in Section 4.3 of the Target Disclosure Schedule, (b) for matters affecting the tower rental, ownership and construction industry generally, and (c) for any Event arising out of the execution or public announcement of this Agreement.

     4.4  TITLE TO PROPERTIES; LEASES.

     (1) Section 4.4(a) of the Target Disclosure Schedule contains a true, accurate and complete description of all real property owned by Target. Except as set forth on Section 4.4(a) of the Target Disclosure Schedule, Target has good indefeasible, marketable and insurable title to all of its real property (other than easement and leasehold real property) and good indefeasible and marketable title to all of its other property and assets, tangible and intangible comprising the Target Assets; all of the Target Assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens set forth on Section 4.4(a) of the Target Disclosure Schedule. Except for financing statements evidencing Liens referred to in the immediately preceding sentence (a true, accurate and complete list and description of which is set forth in Section 4.4(a) of the Target Disclosure Schedule), no financing statements under the Uniform Commercial Code and no other filing which names Target as debtor or which covers or purports to cover any of the Target Assets is on file in any state or other jurisdiction, and Target has not signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Except as disclosed in Section 4.4(a) of the Target Disclosure Schedule, to Target's knowledge, all improvements on the real property owned or leased by Target are in compliance with applicable zoning, wetlands and land use Laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the operations as presently conducted, except for any instances of non-compliance which do not and will not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use of any Tower Site or on Target or the Target Assets, as the case may be. Except as disclosed in
Section 4.4(a) of the Target Disclosure Schedule, to Target's knowledge, all such improvements comply in all aspects with all Applicable Laws, Governmental Authorizations and Private Authorizations, except where the failure to so comply would reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. To Target's knowledge, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, located on the real property owned or leased by Target are located entirely on such real property. There is no pending or, to Target's knowledge, threatened or contemplated action to take by eminent domain or otherwise to condemn any material part of any real property owned or leased by Target. To Target's knowledge, such transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property, including equipment are in a state of good repair and maintenance and sound operating condition, normal wear and tear excepted, and have been maintained in a manner consistent with generally accepted standards of sound engineering practice.

     (2) Section 4.4(b) of the Target Disclosure Schedule contains a true, accurate and complete description of all Leases under which any real property is leased to Target by any Person or by Target to any Person. Except as otherwise set forth in Section 4.4(b) of the Target Disclosure Schedule, each Lease under which Target holds real or personal property constituting a part of the Target Assets has been duly authorized, executed and delivered by Target and, to its knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of Target, and, to its knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. Except as set forth in Section 4.4(b) of the Target Disclosure Schedule, Target has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property or tangible personal property, subject to the terms of each Lease and Applicable Law. None of the fixed assets or equipment comprising a part of the Target Assets is subject to contracts of sale, and none is held by Target as lessee or as conditional sales vendee under any Lease or conditional sales contract and none is subject to any title retention agreement. True, accurate and complete copies of each of such Leases have been made available by Target to ATC and Target has provided ATC with photocopies of all such Leases requested by ATC (or true, accurate and complete descriptions thereof have been set forth in Section 4.4(b) of the Target Disclosure Schedule, with respect to those that are oral). Except as set forth in Section 4.4(b) of the Target Disclosure Schedule, neither Target nor, to Target's knowledge, any other party thereto, has failed to duly comply with all of the terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of Target, threatened to the effect that Target has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) any of such Leases or in any respect impair the rights or benefits of, or increase the costs to, Target under any of such Leases in a manner which would reasonably be expected to have a Material Adverse Effect on Target or the Target Assets.

     4.5 COMPLIANCE WITH PRIVATE AUTHORIZATIONS. Target has obtained all Private Authorizations that are necessary for the ownership or operation of the Target Assets or the conduct of the Target Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, which, if not obtained and maintained, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target or the Target Assets and a true, accurate and complete list and description of each of such Private Authorizations is set forth in Section 4.5 of the Target Disclosure Schedule. All of such Private Authorizations are valid and are in full force and effect. Target is not in material breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and no Event exists or has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a material breach, violation or default, under any such Private Authorization. No such Private Authorization is the subject of any pending or, to Target's knowledge, threatened attack, revocation or termination.

     4.6  COMPLIANCE WITH GOVERNMENTAL AUTHORIZATIONS AND APPLICABLE LAW.

     (1) Section 4.6(a) of the Target Disclosure Schedule contains a true, complete and accurate description of each Governmental Authorization required under Applicable Law (i) to own and operate the Target Assets and conduct the Target Business, as currently conducted or proposed to be conducted on or prior to the Closing Date, or (ii) that is necessary to permit Target to execute and deliver this Agreement and to perform its obligations hereunder, except those Governmental Authorizations the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. Target has obtained all Governmental Authorizations that are necessary for the ownership or operation of the Target Assets or the conduct of the Target Business as now conducted and which, if not obtained and maintained, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. Except as described in Section 4.6(a) of the Target Disclosure Schedule, none of the Governmental Authorizations listed in Section 4.6(a) of the Target Disclosure
Schedule is subject to any restriction or condition that could limit in any respect the ownership or operations of the Target Assets or the conduct of the Target Business as currently conducted, except for restrictions and conditions generally applicable to Governmental Authorizations of such type and except for such restrictions which do not or will not in the aggregate reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. Except as described in Section 4.6(a) of the Target Disclosure Schedule, the Governmental Authorizations listed in Section 4.6(a) of the Target Disclosure Schedule are valid and in good standing, are in full force and effect and are not impaired in any respect by any act or omission of Target or its officers, directors, employees or agents, and the ownership and operation of the Target Assets and the conduct of the Target Business are in accordanc in all respects with the Governmental Authorizations, except where
(i) the failure of any such Governmental Authorization to be valid, in good standing and in full force and effect or (ii) any such impairment of such Governmental Authorizations by any act or omission of Target or its officers, directors, employees or agents, would not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. All material reports, forms and statements required to be filed by Target with all Authorities with respect to the Target Business have been filed and are true, complete and accurate in all respects, except where the failure to be true, complete and accurate would not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. No such Governmental Authorization is the subject of any pending or, to Target's knowledge, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization.

     (2) Except as otherwise specifically set forth in Section 4.6(b) of the Target Disclosure Schedule, since December 24, 1998 (and, to Target's knowledge, from January 1, 1997 through December 23, 1998), Target has conducted its business and owned and operated its property and assets in accordance with all Applicable Laws (excluding Environmental Laws) and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and will not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. Except as otherwise specifically described in Section 4.6(b) of the Target Disclosure Schedule, Target is not in and is not charged by any Authority with, and, to Target's knowledge, is not threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law relating to the ownership and operation of the Target Assets or the conduct of the Target Business which, individually or in the aggregate, has had or will reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. Except as otherwise specifically described in Section 4.6(b) of the Target Disclosure Schedule, to Target's knowledge, no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and will not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. With respect to matters, if any, of a nature referred to in Section 4.6(b) of the Target Disclosure Schedule, except as otherwise specifically described in Section 4.6(b) of the Target Disclosure Schedule, all such information and matters set forth in the Target Disclosure Schedule, if adversely determined against Target, individually or in the aggregate, will not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets.

     (3) Except as set forth in Section 4.6(c) of the Target Disclosure Schedule, there are no Legal Actions of any kind pending or, to Target's knowledge, threatened, and, to Target's knowledge, there have not been any Legal Actions during the past three years, at Law, in equity or before any Authority against Target or any of its officers or directors relating to the ownership or operation of the Target Assets or the conduct of the Target Business. Except as set forth in Section 4.6(c) of the Target Disclosure Schedule, such disclosed Legal Actions, if determined adversely to Target, individually or in the aggregate, will not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets.

     4.7 INTANGIBLE ASSETS. Section 4.7 of the Target Disclosure Schedule sets forth a true, accurate and complete description of all material Intangible Assets (other than Governmental Authorizations and Private Authorizations) relating to the ownership and operation of the Target Assets or the conduct of the Target Business held or used by Target, including without limitation the nature of Target's interest in each and the extent to which the same have been duly registered in the offices as indicated therein.
 Except as set forth in Section 4.7 of the Target Disclosure Schedule, no Intangible Assets (except Governmental Authorizations, Private Authorizations, and the Intangible Assets so set forth) are required for the ownership or operation of the Target Assets or the conduct of the Target Business as currently owned, operated and conducted or proposed to be owned, operated and conducted on or prior to the Closing Date. Target does not, to its knowledge, wrongfully infringe upon or unlawfully use any Intangible Assets owned or claimed by another which could reasonably be expected to have a Material Adverse Effect on Target or the Target Assets, and Target has not received any notice of any claim or infringement relating to any such Intangible Asset.

     4.8 RELATED TRANSACTIONS. Target is not a party or subject to any Contractual Obligation relating to the ownership or operation of the Target Assets or the conduct of the Target Business between Target and any of its officers or directors or, to the knowledge of Target, any member of the Immediate Family of any thereof, or any Affiliate of any of the foregoing, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (a)

Contractual Obligations between Target and any of the foregoing, that will be terminated, at no cost or expense to Target, prior to the Closing, or (b) as specifically set forth in Section 4.8 of the Target Disclosure Schedule.

     4.9 INSURANCE. Target maintains policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are set forth in Section 4.9 of the Target Disclosure Schedule.

     4.10 TAX MATTERS.

     (1) Target is a member of a consolidated group for tax purposes, and is a party to a Tax sharing agreement by and among the Target Stockholder and its subsidiaries. Target has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date. The Tax Returns of Target have been prepared in all material respects in accordance with all Applicable Laws.
All Taxes which Target is required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. Target has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of Target for the fiscal years prior to and including the most recent fiscal year. Target is not a "consenting corporation" within the meaning of Section 341(f) of the Code. Target has at all times been Taxable as a Subchapter C corporation under the Code.

     (2) All record and beneficial holders of Target Common Stock are "United States persons" within the meaning of Section 7701(a)(30) of the Code.

     4.11 EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. Except as set forth in Section 4.11 of the Target Disclosure Schedule, Target (which for purposes of this Section shall include any Person that is treated as a single employer with Target under Sections 414(b), (c), (m) or (o) of the Code or
Section 4001(b)(1) of ERISA) does not currently sponsor, maintain or contribute to any Plans or Benefit Arrangements. Target does not contribute to or have an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, (i) an employee pension benefit plan as defined in Section 3(2) of ERISA, (ii) a Multiemployer Plan, or (iii) a Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Target has no actual or potential liability under Title IV of ERISA. Target does not maintain and does not have any obligation or liability with respect to any Plan or other arrangement that provides for post-retirement medical, dental, health, hospitalization, disability, life insurance or other benefits.

     4.12 FIRPTA. To Target's knowledge, no Person has beneficially owned more than five percent (5%) of the then outstanding Target Common Stock at any time during the part five (5) years, other than Persons who are "United States persons" within the meaning of Section 7701(a)(30) of the Code. Target is a "United States person" within the meaning of Section 7701(a)(30) of the Code.

     4.13 EMPLOYMENT AND CONSULTING ARRANGEMENTS. Target does not have any employees or consultants (other than with respect to Contracts with consultants that are terminable at will without penalty). Target has no obligation or liability, contingent or other, under any Employment Arrangement.

     4.14 MATERIAL AGREEMENTS. Listed on Section 4.14 of the Target Disclosure Schedule are all Material Agreements (other than Leases) relating to the ownership or operation of the Target Assets or the conduct of the Target Business or to which Target is a party or to which it is bound or which any of the Target Assets is subject. True, accurate and complete copies of each of such Material Agreements have been made available by Target to ATC, and Target has provided ATC with photocopies of all such Material Agreements requested by ATC (or true, accurate and complete descriptions thereof have been set forth in Section 4.14 of the Target Disclosure Schedule with respect to Material Agreements that are oral). All of such Material Agreements are valid, binding and legally enforceable obligations of Target and, to its knowledge, all other parties thereto, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. Neither Target nor, to its knowledge, any other party thereto, has failed to duly comply with all of the terms and conditions of each such Material Agreement or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of Target, threatened in writing to the effect that Target has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) any such Material Agreement or impair in any respect the rights or benefits of, or materially increase the costs to, Target under any of such Material Agreement, except such failures or performances as would not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets.

     4.15 ORDINARY COURSE OF BUSINESS. Target, after December 23, 1998 to the date hereof, except (i) as may be described on Section 4.15 of the Target Disclosure Schedule or (ii) as may be required by the terms of this Agreement:

     (1) has operated its business in all material respects in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice;

     (2) except in each case in the ordinary course of business, consistent with prior practice:

          (1) has not incurred any obligation or liability (fixed, contingent or other) individually having a value in excess of $25,000;

          (2) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $25,000 (other than Distributions or payments of cash or other intangible assets to Affiliates, stockholders or lenders under its existing bank credit facility);

          (3) has not entered into any individual commitment having a value in excess of $25,000 (other than retaining the services of Daniels & Associates, L.P. in connection with the Purchase); and

          (4) has not canceled any debts or claims having a value in excess of $25,000;

     (3) has not created or permitted to be created any Lien on any of the Target Assets, except for Permitted Liens;

     (4) has not made or committed to make any additions to its property or any purchases of equipment, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

     (5) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

     (6) has not waived any rights of material value without fair and adequate consideration;

     (7)  has not experienced any work stoppage;

     (8) except in the ordinary course of business, has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement, Plan, Benefit Arrangement or Employment Arrangement, or any transaction, agreement or arrangement with any officer, director or Affiliate of Target;

     (9) has not issued or sold, or agreed to issue or sell, any shares of Target Common Stock, other shares of capital stock, Convertible Securities or Option Securities;

     (a) has not made, paid, set aside or declared any Distribution other than Distributions to Affiliates and preferred stockholders of Target; and

     (10) has not entered into any transactions or series of related transactions which individually or in the aggregate is material to the Target Assets or the Target Business.

     4.16 BROKER OR FINDER. No Person assisted in or brought about the negotiation of this Agreement or the Purchase in the capacity of broker, agent or finder or in any similar capacity on behalf of Target or the Target Stockholder, other than Daniels & Associates, L.P., whose fees and expenses will be paid by Target.

     4.17 ENVIRONMENTAL MATTERS. Except as set forth in Section 4.17 of the Target Disclosure Schedule, Target:

     (1) has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and, to Target's knowledge, is not a "potentially responsible party" under, the

Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state Law;

     (2) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

     (3) is not a party in interest or in default under any judgment, order, writ, injunction or decree issued pursuant to any Environmental Law;

     (4) has, to its knowledge, obtained all Environmental Permits required under Environmental Laws, and has, to its knowledge, filed all applications, notices and other documents required to be filed to effect the timely renewal or issuance of all Environmental Permits for the continued ownership or operation of the Target Assets or conduct of the Target Business in the manner currently owned, operated and conducted or proposed to be owned, operated and conducted prior to the Closing Date;

     (5) is in compliance in all material respects with all Environmental Laws, and is not the subject of or, to Target's knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

     (6) has not conducted or received any site assessment, audit or other investigation as to material environmental matters at any property currently owned, leased, operated or occupied by Target;

     (7) has not installed or used any above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by Target and, to its knowledge, there are no above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by Target; and

     (8) has no knowledge of any past or present Event related to Target's properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued compliance in all material respects with all Environmental Laws applicable to the ownership or operation of the Target Assets or to the conduct of the Target Business substantially in the manner now conducted or proposed to be conducted on or prior to the Closing Date, or which, individually or in the aggregate, may form the basis of any material Claim for or arising out of the release or threatened release into the environment of any Hazardous Material.

     Section 4.17 of the Target Disclosure Schedule sets forth a true, correct and complete list of all existing Phase I environmental site assessment reports (an "Environmental Report") on each parcel of real property owned or leased by Target for which an Environmental Report has previously been prepared for Target (true, correct and complete copies of which have heretofore been delivered by Target to ATC).

      4.18 CAPITAL STOCK. The authorized and outstanding capital stock of Target is as set forth in Section 4.18 of the Target Disclosure Schedule.
All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights and is owned of record and, to Target's knowledge, beneficially as shown in Section 4.18 of the Target Disclosure Schedule. Target has not granted or issued, nor has Target agreed to grant or issue, any shares of its capital stock or any Option Security or Convertible Security, and Target is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security.

     4.19 YEAR 2000 COMPLIANT. Target has reviewed the areas within its business and operations which Target believes could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Target may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and has made related inquiry of material suppliers, vendors and customers. Based on such review, Target believes that the "Year 2000 Problem" will not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. Except as set forth in Section 4.19 of the Target Disclosure Schedule, each hardware, software and firmware product (collectively "Software") used by Target in its business is Year 2000 compliant, except for such noncompliances that, individually or in the aggregate, have not had and will not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets. The current status, projected cost and prognosis of any Year 2000 remedial efforts with respect to non-compliant Software and with respect to any identified Year 2000 issues with any material supplier, vendor or customer are listed in Section 4.19 of the Target Disclosure Schedule.

ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF ATLP

     Each of ATC and ATLP hereby represents and warrants to Target and the Target Stockholder as follows:

     5.1  ORGANIZATION AND BUSINESS; POWER AND AUTHORITY; EFFECT OF TRANSACTION.

     (1) ATC is a corporation and ATLP is a limited partnership, and each is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation or foreign limited partnership, as the case may be, in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, have not had and will not reasonably be expected to have a material adverse effect on ATC.

     (2) Each of ATC and ATLP has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by ATC and ATLP of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATC or ATLP, as the case may be. This Agreement has been duly executed and delivered by ATC and ATLP and constitutes, and each Collateral Document executed or required to be executed by each of them pursuant hereto or thereto or to consummate the Transactions when executed and delivered by ATC or ATLP, as the case may be, will constitute, legal, valid and binding obligations of each of ATC and ATLP, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

     (3) Neither the execution and delivery by ATC or ATLP of this Agreement or any Collateral Document executed or required to be executed by them pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by ATC or ATLP:

          (1) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ATC or ATLP or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of ATC or ATLP; or

          (2) will require ATC or ATLP to make or obtain any Governmental Authorization, Governmental Filing or Private Authorization, except (A) filings under the Hart-Scott-Rodino Act, (B) for FCC or FAA approvals, (C) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (D) such other Governmental Authorizations, Governmental Filings, and Private Authorizations the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on ATC.

     5.2 ATC SEC REPORTS. ATC has heretofore made available to Target (i) ATC's Annual Report on Form 10-K for its most recent fiscal year for which such a report has been filed, (b) its Quarterly Report on Form 10-Q for its most recent fiscal quarter for which such a report has been filed the quarter, (c) its most recent Proxy Statement, if any, on Schedule 14A, and
(d) all Current Reports on Form 8-K filed since the end of the most recent fiscal year for which it has filed its Annual Report on Form 10-K (collectively, the "ATC SEC Documents"). As of the respective dates thereof, the ATC SEC Documents were prepared in all material respects in accordance with the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. ATC has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The consolidated financial statements of ATC included in the ATC SEC Documents (the "ATC Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, are true, accurate and complete in all material respects, and fairly present the consolidated financial condition and the consolidated results of operations and cash flow of ATC, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

     5.3 MATERIAL STATEMENTS AND OMISSIONS; ABSENCE OF EVENTS. Neither any representation or warranty made by ATC or ATLP contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by ATC or ATLP pursuant to the provisions hereof nor the ATC SEC Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading. Since the date of the most recent financial statements constituting a part of the ATC Financial Statements there has been no change with respect to, and there is no Event known to, ATC that has had or will reasonably be expected to have a material adverse effect on ATC, except (a) to the extent set forth in any of the ATC SEC Documents, (b) for matters affecting the tower rental, ownership and construction industry generally, and (c) for any Event arising out of the execution or public announcement of this Agreement. Neither ATC nor ATLP is aware of any impending or contemplated Event that would cause any of the representations and warranties made by it in this Article not to be true, correct and complete on the date of such Event as if made on that date.

     5.4 BROKER OR FINDER. No agent, broker, investment banker, financial advisor other firm or Person engaged by or on behalf of ATC or any of its Affiliates is or will be entitled to an fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6

              REPRESENTATIONS AND WARRANTIES OF THE TARGET STOCKHOLDER

     The Target Stockholder represents and warrants to ATC and ATLP as follows:

     6.1  ORGANIZATION AND BUSINESS; POWER AND AUTHORITY; EFFECT OF TRANSACTION.

     (1) This Agreement has been duly executed and delivered by the Target Stockholder and constitutes, and each Collateral Document executed or required to be executed by the Target Stockholder pursuant hereto or thereto when executed and delivered by the Target Stockholder will constitute, legal, valid and binding obligations of the Target Stockholder, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar Laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity.

     (2) Except for consents as set forth in Section 2.4 of the Target Disclosure Schedule, neither the execution and delivery by the Target Stockholder of this Agreement or any Collateral Document executed or required to be executed by the Target Stockholder pursuant hereto or thereto, nor the consummation of the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the Target Stockholder:

          (1) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any acceleration in, any of its Contractual Obligations;

          (2) will result in or permit the creation or imposition of any Lien upon any property or asset of the Target Stockholder, except for such Liens as do not and will not reasonably be expected to have, in the aggregate, a material adverse effect on the Target Stockholder; or

          (3) will require any Governmental Authorization or Governmental Filing or Private Authorization of the Target Stockholder, except as required by the Hart-Scott-Rodino Act.

ARTICLE 7

                                      COVENANTS

     7.1  ACCESS TO INFORMATION; CONFIDENTIALITY.

     (1) Target and ATLP shall afford the other and its accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of its (and its Subsidiaries', if any) properties, books, contracts, insurance policies, studies and reports, environmental studies and reports, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon written request (i) a copy of each report, schedule and other document filed or received by any party pursuant to the requirements of any Applicable Law or filed by it with any Authority in connection with the Purchase or any other report, schedule or documents which may have a material effect on the businesses, operations, properties, prospects, personnel, condition (financial or other), or results of operations of their respective businesses, (ii) to the extent not provided for pursuant to the immediately preceding clause, in the case of Target, all financial records, ledgers, work papers and other sources of financial information possessed or controlled by it or its accountants deemed by ATLP or its Representatives necessary or useful for the purpose of performing an audit of the business and assets of Target, and (iii) such other information concerning any of the foregoing as ATLP or Target shall reasonably request. All Confidential Information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and shall not, without the prior written consent of the party disclosing such Confidential Information, be disclosed by the other party in any manner whatsoever, in whole or in part, and, except as required by Applicable Law (including without limitation in connection with any registration, proxy or information statement or similar document filed pursuant to any federal or state securities Law) shall not be used for any purposes, other than in connection with the Purchase. Except as otherwise herein provided, each party agrees to reveal such Confidential Information only to those of its Representatives or other Persons whom it believes need to know such Confidential Information for the purpose of evaluating and onsummating the Purchase. For purposes of this Agreement, "Confidential Information" shall mean any and all information related to the business or businesses of ATLP and its Affiliates or Target and its Affiliates, including any of their respective successors and assigns, other than information that
(i) has been or is obtained from a source independent of the disclosing party that, to the receiving party's knowledge, is not subject to any confidentiality restriction, (ii) is or becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party, or (iii) is independently developed by the receiving party without reliance in any way on information provided by the disclosing party or a third party independent of the disclosing party that, to the receiving party's knowledge, is not subject to any confidentiality restrictions.

     (2) Notwithstanding the provisions of Section 7.1(a), (i) each party may disclose such information as it may reasonably determine to be necessary in connection with seeking all Governmental and Private Authorizations or that is required by Applicable Law to be disclosed, including without limitation in any registration, proxy or information statement or other document required to be filed under any federal or state securities Law, (ii) ATLP may, with the prior written consent of Target, which consent shall not be unreasonably withheld, delayed or conditioned, disclose the subject matter of this Agreement to Persons with whom Target has a business or contractual relationship in connection with ATLP's due diligence investigation of Target, and (iii) Target may file this Agreement and the Collateral Documents with court(s) in connection with the Centerpointe Litigation. In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver all written Confidential Information provided pursuant to this

Section or any other provision of this Agreement or otherwise in connection with the Purchase and shall not retain any copies, extracts or other reproductions in whole or in part of such written material, other than one copy thereof which shall be delivered to independent counsel for such party which shall be bound by the provisions of Section 7.1(a).

     (3) Anything in this Section or elsewhere in this Agreement to the contrary notwithstanding, either party may disclose information received or retained by it in accordance with the provisions of this Agreement if it can demonstrate (i) such information is generally available to or known by the public from a source other than the party seeking to disclose such information or (ii) was obtained by the party seeking to disclose such information from a source other than the other party, provided that such source was not, to the knowledge of the disclosing party, bound by a duty of confidentiality to the other party or another party with respect to such information.

     (4) No investigation pursuant to this Section or otherwise shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties hereto.

     7.2  AGREEMENT TO COOPERATE; CERTAIN OTHER COVENANTS.

     (1)  Each of the parties hereto shall use reasonable business efforts
(x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Purchase and the other Transactions, and (y) to refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Purchase or the consummation of the other Transactions, including, in all cases, without limitation using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Purchase by all such applicable Authorities, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation filings within ten (10) business days of the date of this Agreement under the Hart-Scott-Rodino Act and all filings necessary for ATLP to own and operate the Target Assets and the Target Business), (iv) to lift any injunction or other legal bar to the Purchase (and, in such case, to proceed with the Purchase as expeditiously as possible), (v) to obtain the satisfaction of the conditions specified in Article 8, and (vi) to advise the other of, in the case of Target, any changes that would be required in the Target Disclosure
Schedule if the applicable representations and warranties set forth in
Article 4 did not refer to the date of this Agreement. The provisions of this Section shall apply to all Subsidiaries, if any, of ATC and Target.

     (2) The parties shall cooperate with one another in the preparation of all Tax Returns, questionnaires, applications or other documents regarding any Taxes or transfer, recording, registration or other fees which become payable in connection with the Purchase that are required to be filed on or before the Closing Date.

     (3) ATC and ATLP shall promptly provide to Target all information (including, without limitation, non-confidential financial information) reasonably required of parties to Contracts as a condition to their consent to the Transactions.

     (4) Promptly after Closing, but in no event later than 30 days after the Closing Date, ATLP or ATC shall make all required filings with the FAA and the FCC to reflect the changed ownership of the Tower Structures.

     7.3 PUBLIC ANNOUNCEMENTS. Until the Closing or the termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Purchase and shall not issue any such press release or make any such public statement without the prior written approval of the other. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case the issuing party shall use all reasonable efforts to consult with the other party and agree upon the nature, content and form of such press release or public statement; provided, however, that without the prior written approval of the other parties hereto, no public statement shall be made by either party until the earlier of (i) five (5) business days after the date of this Agreement or (ii) the filing of this Agreement and the Collateral Documents with court(s) in connection with the Centerpointe Litigation.

     7.4 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be reasonably likely to cause (a) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or (b) any failure by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect, such that, in any such case, one or more of the conditions of Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement.

     7.5 NO SOLICITATION. Target agrees that it and its officers, employees, agents and representatives (including without limitation any investment bankers, brokers, financial advisors, finders, attorneys or accountants) (a) shall not, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries, or the making of any proposal or offer with respect thereto, that constitutes, or may reasonably be expected to lead to, an Alternative Transaction, or (ii) engage or participate in any discussions or negotiations or otherwise cooperate or provide assistance (including by way of furnishing non-public information) relating to or in contemplation of an Alternative Transaction, (b) have terminated any discussions or negotiations with, and the provisions of information or data (whether or not of a non-public nature) to any Person relating to or in contemplation of an Alternative Transaction, and (c) have, or within five (5) business days after the Closing Date will have, requested in writing, with a copy to ATLP, to each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Target and will not waive any "standstill" provision of any such, or any other, agreement. If Target, the Target Stockholder or its or any of their Representatives receives any inquiry with respect to an Alternative Transaction while this Agreement is in effect, Target or the Target Stockholder shall inform the inquiring party that it is not entitled to enter into discussions or negotiations relating to an Alternative Transaction. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Target or any investment banker, broker, financial advisor, finder, attorney, accountant or other agent or representative of Target, whether or not acting on behalf of Target, shall be deemed to be a breach of this Section by Target.

     7.6 CONDUCT OF BUSINESS BY TARGET PENDING THE CLOSING. Except as set forth in Section 7.6 of the Target Disclosure Schedule or as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Target complies with the last paragraph of this Section 7.6, Target shall:

     (1) conduct its business in the ordinary and usual course of business and consistent with past practice;

     (2) not (i) amend or propose to amend its Organic Documents, (ii) split, combine or reclassify (whether by stock dividend or otherwise) its outstanding capital stock or issue or authorize the issue of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) declare, set aside, pay or make, or agree to declare, set aside, pay or make, any Distribution (other than Distributions to Affiliates and preferred stockholders of Target, consistent with past practice);

     (3) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of Target Common Stock, other shares of capital stock, Convertible Securities or Option Securities;

     (4) not (i) incur or become contingently liable with respect to any Indebtedness for Money Borrowed, other than borrowings (A) to finance permitted Restricted Transactions, (B) existing Indebtedness outstanding on the date of this Agreement under Target's existing bank credit facility and
(C) other borrowings not to exceed $2,000,000 in the aggregate outstanding at any one time, (ii) redeem, purchase, acquire or offer or agree to redeem, purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities, or (iii) sell, lease, license, pledge, dispose of or encumber any properties or assets or sell any businesses other than (x) non-material assets in the ordinary course of business, (y) Liens arising in accordance with the provisions of Indebtedness in effect on the date hereof and in accordance with their present terms, and (z) leases of towers and shelter space to third-party customers;

     (5) not enter or agree to enter into any Restricted Transaction (or group of related Restricted Transactions), whether for its own account or for any other Person, if (i) the aggregate amount reasonably expended by Target in connection with such individual Restricted Transaction

(together with any group of related Restricted Transactions) exceeds $500,000, or (ii) the aggregate amount to be expended in connection with all Restricted Transactions (together with any group of related Transactions) exceeds $2,000,000; provided, however, that the foregoing restriction shall not apply to any Restricted Transaction pursuant to agreements which are described in Section 7.6(e) of the Target Disclosure Schedule;

     (6) use reasonable business efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

     (7) confer on a regular and frequent basis with one or more representatives of ATLP to report material operational matters and the general status of ongoing operations;

     (8) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

     (9) maintain with financially responsible insurance companies insurance on the Target Assets and the Target Business in such amounts and against such risks and losses as are consistent with past practice;

     (10) not make any Tax election that could reasonably be expected to have a Material Adverse Effect on Target or the Target Assets or settle or compromise any income Tax liability;

     (11) except in the ordinary course of business or except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Target or the Target Assets, not modify, amend or terminate any Material Agreement to which Target is a party or by which any of the Target Assets may be bound or to which any of them may be subject or waive, release or assign any material rights or claims thereunder;

     (12) except in the ordinary course of business and in accordance with past practices and policies, not enter into any Lease or other agreement with respect to any antenna site on any of its towers, whether presently owned or hereafter acquired by Target;

     (13) except as set forth in Section 4.15 of the Target Disclosure Schedules, except in the ordinary course, not enter into, amend in any material respect or terminate any Governmental Authorization, material Private Authorization or Material Agreement;

     (14) not voluntarily take or permit to be taken any action which if taken between the end of its most recent fiscal quarter and prior to the date of this Agreement would have been required to be noted as an exception on
Section 4.15 of the Target Disclosure Schedule, other than pursuant to the conduct of its business in the ordinary and usual course of business and consistent with past practice; and

     (15) not authorize or enter into any agreement that would violate any of the foregoing.

     In the event that Target desires to take any of the actions prohibited by the provisions of this Section, it shall give prompt written notice to ATLP, referring to the provisions of this Section. In the event that ATLP does not object to the taking of such action (which objection, if any, shall be reasonable) within ten (10) business days of receipt of such notice and all material information requested by ATLP with respect thereto, Target shall have the right to take such action. ATLP's failure to object to the taking of any such action shall not, in any event, relieve Target from the obligation to comply with the provisions of this Agreement and shall not be deemed to be a waiver of any condition of ATLP's obligations to consummate the Purchase set forth in Section 8.2.

     7.7 PRELIMINARY TITLE REPORTS. As promptly as practicable after the execution of this Agreement, Target shall, at its cost and expense, deliver or cause to be delivered to ATLP either (i) a standard preliminary title report (the "Title Report") dated on or after the date of this Agreement (which may include a Title Report dated prior to the date of this Agreement if such Title Report is accompanied by an updated report dated on or after the date of this Agreement) issued by such title company or companies as Target and ATLP shall mutually reasonably agree with respect to each parcel of real property owned or leased by Target or, if applicable, any of its Affiliates; or (ii) copies of title policies or marked up commitments to issue title policies, with policies to be provided when issued.

     7.8 ENVIRONMENTAL SITE ASSESSMENTS. As promptly as practicable after the execution of this Agreement, ATLP may at its own cost and expense obtain, and deliver to Target full and complete copies of, an Environmental Report on each parcel of real property owned or leased by Target or, if applicable, any of its Affiliates for which an Environmental Report has not heretofore been delivered by Target to ATLP (or as to which ATLP has heretofore indicated that the existing Environmental Report raises questions of potential liability that has had or could reasonably be expected to have a Material Adverse Effect on Target or the Target Assets). Site assessments shall be conducted by such consultants and professionals as ATLP shall select and as shall be reasonably acceptable to Target and shall be arranged at times mutually convenient to the parties. Each of Target and ATLP shall be entitled to have representatives present at the time such site assessments are conducted and shall receive copies of all correspondence with the company preparing such Environmental Reports, as well as a copy of each such Environmental Report within five (5) business days of its receipt thereof.

     7.9 LEASE OF OFFICE SPACE. Target and the Target Stockholder agree to use their best efforts to cause Sygnet to lease to ATLP mutually agreed upon adequate office space without charge to ATLP for a minimum term of one (1) year from the Closing Date.

ARTICLE 8

                                  CLOSING CONDITIONS

     8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to consummate the Purchase shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

     (1) As of the Closing Date, no Legal Action shall be pending before any Authority seeking to enjoin, restrain, prohibit or make illegal or to impose any materially adverse condition in connection with, the consummation of the Purchase, it being understood and agreed that a written request by any Authority for information with respect to the Purchase, which information could be used in connection with such Legal Action, shall not in itself be deemed to be a Legal Action pending before any such Authority, and it being further understood that the foregoing shall not include the Centerpointe Litigation if such Centerpointe Litigation is still pending as of the Closing Date;

     (2) Any waiting period (and any extension thereof) applicable to the consummation of the Purchase under the Hart-Scott-Rodino Act shall have expired or been terminated; and

     (3) Except with respect to the Hart-Scott-Rodino Act (which is addressed in Section 8.1(b)), all authorizations, consents, waivers, orders or approvals required to be obtained from all Authorities, and all filings, submissions, registrations, notices or declarations required to be made by any of the parties with any Authority, prior to the consummation of the Purchase, shall have been obtained from, and made with, all such Authorities, except for such authorizations, consents, waivers, orders, approvals, filings, registrations, notices or declarations the failure to obtain or make would not, in the reasonable business judgment of ATLP, reasonably be expected to have a Material Adverse Effect on Target or the Target Assets.

     8.2 CONDITIONS TO OBLIGATIONS OF ATLP. The obligation of ATLP to consummate the Purchase shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by ATC and ATLP to the extent permitted by Applicable Law:

     (1) All agreements, certificates, opinions and other documents required to be delivered pursuant to the provisions of this Agreement shall be reasonably satisfactory in form, scope and substance to ATLP and its counsel, and ATLP and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper Authorities or corporate officers;

     (2) Target shall have furnished ATLP and, at ATLP's request, any bank or other financial institution providing credit to ATLP, with a favorable opinion, dated the Closing Date, of Edwards & Angell, LLP, counsel for Target and the Target Stockholder, substantially in the form attached hereto as Exhibit B and made a part hereof, and with respect to such other matters xarising after the date of this Agreement as ATLP or its counsel may reasonably request;

     (3) (i) The representations and warranties of Target and the Target Stockholder contained in this Agreement or otherwise made in writing by or on behalf of it or any of them pursuant hereto or otherwise made in connection with the Purchase shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except
(x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, have not had and will not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets; provided, however, that for the purpose of this clause (y) representations and warranties that are qualified as to materiality (including by reference to "material adverse effect") shall not be deemed to be so qualified; (ii) each and all of the agreements and covenants to be performed or satisfied by Target or the Target Stockholder hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and
(iii) Target and the Target Stockholder shall have furnished ATLP with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as ATLP or its counsel shall have reasonably requested;

     (4) All (i) Required Consents (other than Required Consents that relate to Rejected Sites or Accepted Sites) shall have been obtained and (ii) all other authorizations, consents, waivers, orders or approvals required by the provisions of this Agreement to be obtained from all Persons (other than Authorities) prior to the consummation of the Purchase, including without limitation those required in order for ATLP to continue to own all of the Target Assets and continue to operate the Target Business as conducted immediately prior to the Closing shall have been obtained, without the imposition of any condition or requirement, except such other authorizations, consents, waivers, orders or approvals the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on Target or the Target Assets;

     (5) Between the date of this Agreement and the Closing Date, there shall not have been any material adverse change in Target or the Target Assets, and there shall not have been any change in the Target Assets which could reasonably be expected to have a Material Adverse Effect on the Target or the Target Assets;

     (6) As of the Closing Date, except as otherwise set forth in Section 4.6(c) of the Target Disclosure Schedule, no Legal Action shall be pending before any Authority (i) that could, individually or in the aggregate, in the reasonable business judgment of ATLP based upon the advice of counsel, reasonably be expected to have a Material Adverse Effect on the Target Assets or the Target Business, or (ii) insofar as it relates to the Purchase, seeking the potential divestiture by ATC of any material portion of the Target Assets or the assets of ATC;

     (7) Target shall have executed and delivered to ATLP an agreement substantially in the form attached hereto as Exhibit C and made a part hereof (the "Non-Assignable Contracts Agreement");

     (8) Target shall have executed and delivered to ATLP an agreement substantially in the form attached hereto as Exhibit D and made a part hereof (the "Indemnity Escrow Agreement");

     (9) Sygnet shall have executed and delivered to ATLP a master lease relating to the use by Sygnet of the towers forming part of the Target Assets, including schedules thereto relating to each such tower, substantially in the form attached hereto as Exhibit E and made a part hereof (the "Master Lease");

     (10) no more than 20 Defective Sites shall be Rejected Sites;

     (11) Each of the agreements listed in Section 8.2(k) of the Target Disclosure Schedule shall have been terminated by Target, or amended on the terms and conditions set forth in such Section, in each case, at no cost or expense to ATC or ATLP; and

     (12) Sygnet shall have executed and delivered to ATLP a "build-to-suit" agreement substantially in the form attached hereto as Exhibit F and made a part hereof (the "Build-to-Suit Agreement").

     8.3 CONDITIONS TO OBLIGATIONS OF TARGET. The obligation of Target to consummate the Purchase shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by Target to the extent permitted by Applicable Law:

     (1) All agreements, certificates, opinions and other documents required to be delivered pursuant to the provisions of this Agreement shall be reasonably satisfactory in form, scope and substance to Target and its counsel, and Target and its counsel shall have received all information and copies of all documents, including records of corporate proceedings, which they may reasonably request in connection therewith, such documents where appropriate to be certified by proper Authorities or corporate officers;

     (2) ATLP shall have furnished Target, with favorable opinions, dated the Closing Date, of Sullivan & Worcester LLP, counsel for ATLP, substantially in the form attached hereto as Exhibit G and made a part hereof, and with respect to such other matters arising after the date of this Agreement as Target or its counsel may reasonably request; and

     (3) (i) The representations and warranties of ATC and ATLP contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the Purchase shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on ATC or ATLP; provided, however, that for the purpose of this clause (y) representations and warranties that are qualified as to the materiality (including by reference to "material adverse effect") shall not be deemed to be so qualified; (ii) each and all of the agreements and covenants to be performed or satisfied by ATC or ATLP hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iii) ATC and ATLP shall have furnished Target with such certificates and other documents evidencing the truth of such representations, warranties, covenants and agreements and the performance of such agreements or conditions as Target or its counsel shall have reasonably requested;

     (4) Between the date of this Agreement and the Closing Date, there shall not have occurred and be continuing any material adverse change in ATC from that reflected in the most recent ATC Financial Statements;

     (5) As of the Closing Date, no Legal Action shall be pending before any Authority which could, individually or in the aggregate, in the reasonable business judgment of Target based upon the advice of counsel, reasonably be expected to have a material adverse effect on ATLP;

     (6) ATLP shall, if it has not waived the condition set forth in Section 8.2(g), have executed and delivered the Non-Assignable Contracts Agreement;

     (7) ATLP shall have executed and delivered to Sygnet the Master Lease, including schedules thereto relating to each of the towers forming part of the Target Assets, and the Build-to-Suit Agreement; and

     (8)  no more than 20 Defective Sites shall be Rejected Sites.

ARTICLE 9

                          TERMINATION, AMENDMENT AND WAIVER

     9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing only pursuant to the following provisions:

     (1)  by mutual consent of Target and ATLP; or

     (2) by ATLP or Target if any injunction, decree or judgment of any Authority preventing consummation of the Purchase shall have become final and nonappealable; or

     (3) by Target in the event (i) neither Target nor the Target Stockholder is in material breach of this Agreement and none of its or any of their representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 8.2(c) not to be satisfied, and (ii) either (A) the Termination Date has occurred without the consummation of the Purchase, or (B) ATC or ATLP is in material breach of this Agreement or any of ATC's or ATLP's representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 8.3(c) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Purchase by or beyond the Termination Date; or

     (4) by ATLP in the event (i) neither ATC nor ATLP is in material breach of this Agreement and none of its or any of their representations or warranties shall have become and continue to be untrue in any manner that would cause the condition set forth in Section 8.3(c) not to be satisfied, and (ii) either (A) the Termination Date has occurred without the consummation of the Purchase, or (B) Target or the Target Stockholder is in material breach of this Agreement or any of Target's or the Target Stockholder's representations or warranties shall have been or become and continue to be untrue in any manner that would cause the conditions set forth in Section 8.2(c) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Purchase by or beyond the Termination Date.

     The term "Termination Date" shall mean October 31, 1999 or such other date as the parties may, from time to time, mutually agree in writing.

     The right of ATLP or Target to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party, any Person controlling any such party or any of their respective Representatives whether prior to or after the execution of this Agreement.

     9.2  EFFECT OF TERMINATION.

     (1) Except as provided in Sections 7.1 (with respect to confidentiality), 7.3 and 11.2 and this Section, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party, or any of their respective stockholders, officers or directors, to the other and all rights and obligations of any party shall cease; provided, however, that such termination shall not relieve any party from liability for any willful or intentional misrepresentation or breach of any of its warranties, covenants or agreements set forth in this Agreement.

     (b) In the event this Agreement is terminated by Target pursuant to the provisions of Section 9.1(c), then Target shall be entitled to liquidated damages of an amount equal to the Escrow Deposit, together with interest and other earnings thereon, it being agreed that such amount shall constitute full payment for any and all damages suffered by Target by reason of ATLP's or ATC's failure to consummate the Transactions. ATLP, ATC, Target and the Target Stockholder agree in advance that actual damages would be difficult to ascertain and that such liquidated damages is a fair and equitable amount to reimburse Target for damages sustained due to ATLP's or ATC's failure to consummate the Transactions for the above-stated reasons.

     (c) In the event this Agreement is terminated by ATLP pursuant to the provisions of Section 9.1(d), then ATLP shall be entitled to the amount of the Escrow Deposit, together with interest and other earnings thereon, without prejudice to ATLP's right to pursue damages or other remedies hereunder. Notwithstanding the foregoing, each party shall have the right to seek specific performance pursuant to the provisions of Section 11.4.

     (d) In the event this Agreement is terminated pursuant to the provisions of Section 9.1(a) or 9.1(b), neither of the parties shall have any further rights or remedies, except that ATLP shall be entitled to the Escrow Deposit, together with interest and earnings thereon.

ARTICLE 10

                                   INDEMNIFICATION

     10.1 SURVIVAL. The representations and warranties of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing and shall remain operative and in full force and effect for a period of eighteen (18) months after the Closing Date, except that in the case of matters of a nature referred to in Sections 4.1, 4.10, 4.11, 4.17, 4.18 and 5.1, and Article 6 which shall survive and remain operative and in full force and effect for the applicable statute of limitations, regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto. The covenants and agreements of the parties contained in or made pursuant to this Agreement or any Collateral Document shall survive the Closing (unless any such covenant or agreement by its express terms in this Agreement does not so survive) and shall remain operative and in full force and effect for the statute of limitations applicable to contractual obligations. The term "Indemnity Period" shall mean the applicable period with respect to which a representation, warranty, covenant or agreement survives the Closing as provided in this Section. No claim for indemnification, other than with respect to fraud or intentional and willful breach or misrepresentation, may be asserted after the expiration of the Indemnity Period. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which arises and is the subject of a Claim which is asserted in writing prior to the expiration of the applicable Indemnity Period shall survive with respect to such Claim or any dispute with respect thereto until the final resolution thereof.

     10.2 INDEMNIFICATION.

     (1) Target and the Target Stockholder agree, jointly and severally, that on and after the Closing each shall indemnify and hold harmless ATC, ATLP and their respective stockholders, directors, officers, employees, agents and representatives (collectively, the "ATLP Indemnified Parties") from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys', accountants' and experts' fees and expenses incurred, including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, "Loss and Expense"), suffered by the ATLP Indemnified Parties by reason of or arising out of (i) any breach of a representation or warranty made by Target pursuant to this Agreement or any Collateral Document, (ii) any failure by Target to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document, (iii) any Loss or Expense resulting from the pending action entitled DOBSON TOWER COMPANY V. CENTERPOINTE COMMUNICATIONS, L.L.C. (Case No. CIV-99-00295-R) and, to the extent such action effects the Target Assets or the Target Business, the action entitled CENTERPOINTE COMMUNICATIONS, L.L.C. V. DOBSON COMMUNICATIONS CORP., ET AL. (Case No. 499-CV-0328-Y) (collectively, the "Centerpointe Litigation"), and any and all related appeals or other Legal Actions based on the subject matter of these Legal Actions, including, without limitation, any Legal Actions against ATLP or ATC or any of their Affiliates based on the subject matter of such Legal Actions, (iv) any Retained Liability, and (v) the matters described in Section 2.6.

     (2) The Target Stockholder agrees that on and after the Closing it shall indemnify and hold harmless the ATLP Indemnified Parties from and against any and all Loss and Expense suffered by the ATLP Indemnified Parties by reason of or arising out of any breach of representation or warranty made by the Target Stockholder pursuant to this Agreement or any failure by the Target Stockholder to perform or fulfill any of its covenants or agreements set forth in this Agreement.

     (3) ATC and ATLP agree, jointly and severally, that on and after the Closing each will indemnify Target and the Target Stockholder and hold them harmless from and against all Loss and Expense suffered by them by reason of or arising out of (i) any breach of representation or warranty made by ATC or ATLP pursuant to this Agreement or any Collateral Document, (ii) any failure by ATC or ATLP to perform or fulfill any of their respective covenants or agreements set forth in this Agreement or any Collateral Document, (iii) any Assumed Liability, and (iv) any Non-Assignable Contract covered by the provisions of the Non-Assignable Contracts Agreement. ATC and ATLP agree that Sygnet shall be a third party beneficiary of the rights of Target and the Target Stockholder under this Section 10.

     (4) In the absence of fraud, from and after the Closing Date, the sole and exclusive remedy (except as otherwise provided in Section 11.4) for any misrepresentation or any breach of a warranty or covenant under or pursuant to this Agreement or the Collateral Documents or otherwise relating to the subject matter of this Agreement shall be a claim for indemnification pursuant to this Article 10.

     10.3 LIMITATION OF LIABILITY.

     (1) Notwithstanding the provisions of Section 10.2, after the Closing, the ATLP Indemnified Parties, on the one hand, and Target and the Target Stockholder, on the other hand, shall be entitled to recover their Loss and Expense in respect of any Claim only (i) in the event that the aggregate Loss and Expense for all Claims exceed, in the aggregate, $100,000, in which event the indemnified party shall be entitled to recover all such Loss and Expense only to the extent such aggregate Loss and Expense exceeds such $100,000; and
(ii) to the extent that the aggregate Loss and Expense for all Claims do not exceed (x) Eight Million One Hundred Forty Thousand Dollars ($8,140,000) in the case of Target and the Target Stockholder and (y) One Million Dollars ($1,000,000) in the case of ATLP and ATC; provided, however, that the foregoing provisions and limits of this Section 10.3(a) shall not apply to any indemnification of the ATLP Indemnified Parties arising under Sections 10.2(a)(iii), 10.2(a)(iv) or 10.2(a)(v) or of Target and the Target Stockholder arising under Sections 10.2(c)(iii) or 10.2(c)(iv).

     (2) In the case any event shall occur which would otherwise entitle any party to assert a claim for indemnification hereunder, no Loss and Expense shall be deemed to have been sustained by such party to the extent of any proceeds received by such party from any insurance policies with respect thereto.

     10.4 NOTICE OF CLAIMS. If an indemnified party believes that it has suffered or incurred any Loss and Expense, it shall notify the indemnifying party promptly in writing, and in any event within the applicable Indemnity Period specified in Section 10.1, describing such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any Legal Action is instituted by a third party with respect to which an indemnified party intends to claim any liability or expense as Loss and Expense under this Article, such indemnified party shall promptly notify the indemnifying party of such Legal Action, but the failure to so notify the indemnifying party shall not relieve such indemnifying party of its obligations under this Article, except to the extent such failure to notify prejudices such indemnifying party's ability to defend against such Claim.

     10.5 DEFENSE OF THIRD PARTY CLAIMS. The indemnifying party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the indemnified party, any third party Legal Action or other Claim, but the indemnified party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if the indemnifying party shall fail to defend any such Legal Action or other Claim within a reasonable time, then the indemnified party may defend, through counsel of its own choosing, such Legal Action or other Claim, and (so long as it gives the indemnifying party at least fifteen (15) days' notice of the terms of the proposed settlement thereof and permits the indemnifying party to then undertake the defense thereof) settle such Legal Action or other Claim and to recover the amount of such settlement or of any judgment and the reasonable costs and expenses of such defense. The indemnifying party shall not compromise or settle any such Legal Action or other Claim without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld, delayed or conditioned if the terms and conditions of such compromise or settlement proposed by the indemnifying party and agreed to in writing by the claimant in such Legal Action or other Claim

(a) include a full release of the indemnified party from the Legal Action or other Claim which is the subject of the settlement proposal, and (b) if the indemnified party is an ATLP Indemnified Party, do not include any term or condition which would restrict in any material manner the continued ownership or operations of the Target Assets or the conduct of the Target Business in substantially the manner then being owned, operated and conducted by ATLP (or any successor or assign). No matter whether an indemnifying party defends or prosecutes any third party Legal Action or Claim, the indemnified and indemnifying parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the indemnified party of, records and information which are reasonably relevant to such third party Legal Action or Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying party shall reimburse the indemnified party for all its reasonable out-of-pocket expenses in connection therewith.

     10.6 ASSIGNMENT OF RIGHTS; ADDITIONAL INDEMNIFICATION. In the event that Centerpointe Communications, L.L.C. ("Centerpointe") (or any successor or assign or any Person making a Claim by, through or on behalf of Centerpointe) is granted, by a judgment or order of a court or other tribunal of competent jurisdiction that is not stayed, enjoined or otherwise prevented, or by a final judgment of a court of competent jurisdiction, not subject to further appeal, and exercises a right to purchase the Target Assets or the Target Business as a result of the outcome of the Legal Actions described or referred to in Section 10.2(a)(iii) or otherwise, or if ATLP is otherwise ordered to dispose of the Target Assets or the Target Business, and Target or the Target Stockholder receives any amounts in connection therewith, Target and the Target Stockholder, jointly and severally, agree as follows:

     (a) that each hereby assigns and agrees to pay over to ATLP all such amounts received by them (or their successors and assigns), up to amounts not to exceed, in the aggregate, the Purchase Price. In the event that the amounts so paid are less than the Purchase Price, Target and the Target Stockholder, jointly and severally, agree to pay to ATLP an additional aggregate amount equal to the difference between the Purchase Price and the amounts so paid; and

     (b) regardless of whether or not Target or the Target Stockholder receives any amounts in connection with Section 10.6(a), to pay to ATLP an additional amount (if positive) equal to the difference between (x) the product of twelve times the average monthly gross revenues (determined in accordance with GAAP) attributable to the Target Business for the three months ending on the date of such disposition of assets times (A) during the period through and including the second anniversary of the Closing Date, fourteen (14) and (B) at any time after the second anniversary of the Closing Date, twelve (12), minus (y) the Purchase Price; provided, however, that for purposes of the formula in clause (x) above, twelve times the average monthly gross revenues (determined in accordance with GAAP) attributable to the Target Business for the three months ending on the date of such disposition of assets shall not exceed twelve times the average monthly gross revenues (determined in accordance with GAAP) attributable to the Target Business for the three months ending on the Closing Date by more than $750,000 multiplied by the number of years (prorated for any fraction of a year) between the Closing Date and the date of such disposition of assets, and shall not in any event exceed such amount by more than $2,250,000.

The additional amounts payable pursuant to paragraphs (a) and (b) above may be paid to ATLP out of funds then available, if any, under the Indemnity Escrow Agreement or, if no funds are then available thereunder, with such other cash funds as Target or Target Stockholder designate.

ARTICLE 11

                                  GENERAL PROVISIONS

     11.1 WAIVERS; AMENDMENTS. Changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the consent in writing of the parties hereto. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy thereunder shall not constitute a waiver of any such covenant, term, condition or other provision thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision thereof or default thereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection therewith.

     11.2 FEES, EXPENSES AND OTHER PAYMENTS. All costs and expenses incurred in connection with any transfer Taxes, sales Taxes, recording or documentary Taxes, stamps or other charges levied by any Authority in connection with this Agreement and the consummation of the Purchase shall be borne by ATLP, all costs of environmental studies undertaken pursuant to the provisions of
Section 7.8 shall be borne by ATLP, all Hart-Scott-Rodino filing fees and expenses, if any, shall be borne by the party making such filing, and all other costs and expenses incurred in connection with this Agreement and the consummation of the Purchase, including without limitation fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto, shall, unless otherwise provided herein, be borne solely and entirely by the party that has incurred such costs and expenses.

     11.3 NOTICES. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered (a) five (5) business days after being mailed by first-class or express mail, postage prepaid, (b) the next day when sent overnight by recognized courier service,
(c) upon confirmation when sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (d) upon delivery when personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as set forth below or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

     (1)  If to ATC or ATLP:

          116 Huntington Avenue
          Boston, Massachusetts 02116
          Attention: Joseph L. Winn, Chief Financial Officer
          Telecopier No.:  (617) 375-7575

          with a copy to (which shall not constitute notice to ATC or ATLP):

          Sullivan & Worcester LLP
          One Post Office Square
          Boston, Massachusetts 02109
          Attention:  Norman A. Bikales, Esq.
          Telecopier No.:  (617) 338-2880

     (2)  If to Target or the Target Stockholder:

          c/o Dobson Communication Corporation
          13439 North Broadway Extension
          Suite 200
          Oklahoma City, Oklahoma  73114
          Attention:  Everett R. Dobson
          Telecopier No.:  (405) 529-8515

          with a copy to (which shall not constitute notice to Target or the Target Stockholder):

          Edwards & Angell, LLP
          2800 BankBoston Plaza
          Providence, Rhode Island  02903
          Attention:  Richard M.C. Glenn, Esq.
          Telecopier No.:  (401) 276-6611

    11.4 SPECIFIC PERFORMANCE; OTHER RIGHTS AND REMEDIES. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, each party shall, in addition to such other remedies as may be available to it at Law or in equity or as provided in Article 10, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or Applicable Law for such breach or threatened breach, including without limitation the recovery of damages; provided, however, that none of the parties shall pursue, and each party hereby waives, any punitive, incidental and consequential damages arising out of this Agreement (including without limitation damages for diminution in value and loss of anticipated profits).

    11.5 SEVERABILITY. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect materially and adversely any party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

    11.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of
the parties.   In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts.

    11.7 SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    11.8 GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable Laws of the United States of America and the Laws of State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of Laws provision or rule that would cause the application of domestic substantive Laws of any other jurisdiction. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

    11.9 FURTHER ACTS. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

    11.10 ENTIRE AGREEMENT. This Agreement (together with the Target Disclosure Schedule, the exhibits hereto and the other documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof, including without limitation any previously executed confidentiality agreement and/or letter of intent. Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) none of the parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing), (b) there are no covenants or agreements by or on behalf of any party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY COLLATERAL DOCUMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

    11.11 ASSIGNMENT. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that it shall inure to the benefit of and be binding upon any successor to any party by operation of Law, including by way of merger, consolidation or sale of all or substantially all of its assets, and provided that ATLP may assign its rights and obligations under this Agreement to any Subsidiary of ATC so long as ATC continues to be a party to this Agreement or otherwise guarantees the obligations assigned to such Subsidiary hereunder and, provided further, that ATLP and ATC may each assign its rights and remedies hereunder to any bank or other financial institution that has loaned funds or otherwise extended credit to it.

    11.12 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Section 10.2(c) and Section 11.11.

                   [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                   American Tower Corporation


                                   By: /s/ STEVEN J. MOSKOWITZ
                                      -----------------------------------------
                                      Name:  Steven J. Moskowitz
                                      Title: Vice President, Northeast Region


                                   American Tower, L.P.
                                   By: ATC GP, Inc., its General Partner


                                   By: /s/ STEVEN J. MOSKOWITZ
                                      -----------------------------------------
                                      Name:  Steven J. Moskowitz
                                      Title: Vice President, Northeast Region


                                   Dobson Tower Company


                                   By: /s/ EVERETT R. DOBSON
                                      -----------------------------------------
                                      Name:  Everett R. Dobson
                                      Title: Chief Executive Officer


                                   Dobson Communications Corporation



                                   By: /s/ EVERETT R. DOBSON
                                      -----------------------------------------
                                      Name:  Everett R. Dobson
                                      Title: Chief Executive Officer

                                                                     APPENDIX A

                                     DEFINITIONS


     ACCEPTANCE NOTICE shall have the meaning given to it in Section 2.2(c).

     ACCEPTED SITE shall have the meaning given to it in Section 2.8.

     ACCOUNTING FIRM shall have the meaning given to it in Section 3.1(b).

     ADVERSE, ADVERSELY, when used alone or in conjunction with other terms (including without limitation "affect," "change" and "effect") shall mean any Event which is reasonably likely, in the reasonable business judgment of the relevant party, to be expected to (a) adversely affect the validity or enforceability of this Agreement or the likelihood of consummation of the Purchase, or (b) adversely affect the business, operations, management, properties or prospects, or the condition, financial or other, or results of operation of the Target or ATC and its Subsidiaries, taken as a whole, as applicable, or (c) impair such party's ability to fulfill its obligations under the terms of this Agreement, or (d) adversely affect the aggregate rights and remedies of such party under this Agreement. Notwithstanding the foregoing, and anything in this Agreement to the contrary notwithstanding, any Event generally affecting the economy or the tower rental, ownership and construction business shall not be deemed to constitute such a change, affect or effect.

     AFFILIATE, AFFILIATED shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, five percent (5%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and (f) when used with respect to an individual, shall include any member of such individual's Immediate Family or a family trust.

     AGREEMENT shall mean this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A, the Target Disclosure Schedule, and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

     ALTERNATIVE TRANSACTION shall mean any proposal or offer relating to a merger, consolidation, reorganization, tender offer, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any substantial portion of the assets of, or any issue, purchase or sale of equity securities of Target, or any series of related transactions of the foregoing nature.

     APPLICABLE LAW shall mean any Law of any Authority, whether domestic or foreign, including without limitation those regulating the safety and structure of towers and all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

     ASSUMED LIABILITIES shall have the meaning given to it in Section 2.3(a).

     ATC shall mean American Tower Corporation, a Delaware corporation that owns all of the issued and outstanding capital stock of ATC Holding, Inc., a Delaware corporation that owns all of the outstanding capital stock of ATC GP, Inc., a Delaware corporation that is the sole general partner of ATLP.

     ATC FINANCIAL STATEMENTS shall have the meaning given to it in Section 5.2.

     ATC SEC DOCUMENTS shall have the meaning given to it in Section 5.2.

     ATLP shall have the meaning given to it in the Preamble.

     ATLP INDEMNIFIED PARTIES shall have the meaning given to it in Section 10.2(a).

     ATLP'S KNOWLEDGE (or words of similar import) shall mean the actual knowledge of any director or executive officer of ATLP, as such knowledge exists on the date of this Agreement, after reasonable review of appropriate ATLP records and after reasonable inquiry of appropriate ATLP employees.

     AUTHORITY shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign, including without limitation the FCC.

     BENEFIT ARRANGEMENT shall mean any material benefit arrangement that is not a Plan, including (a) any employment or consulting agreement, (b) any arrangement providing for insurance coverage or workers' compensation benefits,
(c) any incentive bonus or deferred bonus arrangement, (d) any arrangement providing termination allowance, severance or similar benefits, (e) any equity compensation plan, (f) any deferred compensation plan, and (g) any compensation policy and practice, and (h) any retirement benefit, including without limitation medical, dental, health, disability, hospitalization or life insurance or reimbursement agreement.

     BUILD-TO-SUIT AGREEMENT shall have the meaning given to it in Section
8.2(l).

     CENTERPOINTE shall have the meaning given to it in Section 10.6.

     CENTERPOINTE LITIGATION shall have the meaning given to it in Section 10.2(a).

     CIRCUMSTANCE shall have the meaning given to it in Section 2.8(c).

     CLAIMS shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

     CLOSING shall have the meaning given to it in Section 3.2.

     CLOSING DATE shall have the meaning given to it in Section 3.2.

     CODE shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     COLLATERAL DOCUMENTS shall mean the Deposit Escrow Agreement, the Indemnity Escrow Agreement, the Non-Assignable Contracts Agreement, the Master Lease, the Build-to-Suit Agreement and any other agreement, certificate, contract, instrument, notice, opinion or other document delivered or required to be delivered pursuant to the provisions of this Agreement or any Collateral Document.

     CONFIDENTIAL INFORMATION shall have the meaning given to it in Section 7.1(a).

     CONTRACT, CONTRACTUAL OBLIGATION shall mean any agreement, arrangement, commitment, contract, covenant, indemnity, instrument, lease, license for tower space, undertaking or other commitment, obligation or liability that is related to the Target Assets and is binding on any Person or its property under applicable Law.

     CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

     CONVERTIBLE SECURITIES shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

     CURE NOTICE shall have the meaning given to it in Section 2.7.

     DEFECT shall mean, with respect to any Target Assets, the occurrence and continuation of any of the following:

     (a)  the failure of Target to obtain a Required Consent;

     (b)  the Environmental Reports prepared pursuant to the provisions of
Section 7.8 shall have raised questions of potential liability that have had or could reasonably be expected to have a Material Adverse Effect on such Target Assets, or any Event or Events shall have occurred subsequent to the date hereof, that, individually or in the aggregate, would cause the representations and warranties of Target set forth in Section 4.17 (without regard to knowledge) with respect to such Target Assets to be inaccurate or incomplete in any respect that has or could reasonably be expected to have a Material Adverse Effect on such Target Assets (an "Environmental Condition");

     (c) ATLP shall have received, at its cost and expense, a report with respect to each of the towers included in the Target Assets of such structural engineers as are reasonably satisfactory to ATLP that shall indicate that any of the Target Assets (i) is not structurally sound and in good operating condition,
(ii) is not in compliance in all respects with all Applicable Laws, Governmental Authorizations and Private Authorizations, or (iii) requires any structural or other repairs, except where any of conditions described in the foregoing subsections (i), (ii) and (iii) has not had and could not reasonably be expected to have a Material Adverse Effect on such Target Assets;

     (d) any of the representations and warranties contained in Article 4 cannot be given and the absence of such representations and warranties has or could reasonably be expected to have a Material Adverse Effect on such Target Assets;

     (e) in the case of the Site Leases for the Tower Sites known as Boardman I (site number 84 in Section 4.4(b) of the Target Disclosure Schedule) and Boardman II (site number 85 in Section 4.4(b) of the Target Disclosure Schedule) located in Boardman, Ohio, the retail space covered by the applicable Site Lease that does not relate to the business or operations of such Tower Site has not been removed from the coverage of such Site Lease;

     (f) Target shall have failed to deliver evidence reasonably satisfactory to ATLP of the satisfaction of any Liens affecting, or security interests encumbering, such Target Assets, except for Permitted Liens and except for such Liens or security interests that have not had and could not reasonably be expected to have a Material Adverse Effect on such Target Assets;

     (g) a commitment to issue standard ALTA title insurance (obtained by ATLP at its expense) insuring Target's and, if applicable, each of its Affiliates' fee and leasehold interest in the parcels of land on which each of the towers included in the Target Assets are located and the improvements located thereon discloses any exception, other than Permitted Liens and other than exceptions that have not had and could not reasonably be expected to have a Material Adverse Effect on such Target Assets; or

     (h)  any combination of the conditions described in subparagraphs (b), (c),
(d), (f) and/or (g) above shall have occurred and such conditions in the aggregate have had or could reasonably be expected to have a Material Adverse Effect on such Target Assets, even if no single condition in any such subsection, taken individually, has had or could reasonably be expected to have a Material Adverse Effect on such Target Assets.

     DEFECTIVE SITE shall mean any Tower Site with a Defect.

     DEPOSIT ESCROW AGREEMENT shall have the meaning given to it in the fourth Whereas clause.

     DISTRIBUTION shall mean, with respect to any Person, (a) the declaration or payment of any dividend (except dividends payable in common stock of such Person) on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary owned by a Person other than such Person or a Subsidiary of such Person, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person, and (c) any other distribution on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person.

     EMPLOYMENT ARRANGEMENT shall mean, with respect to Target, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by Target or any of its Affiliates), or providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership or operation of the Target Assets or the conduct of the Target Business.

     ENTITY shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

     ENVIRONMENTAL CONDITION shall have the meaning given to it in the definition of "Defect".

     ENVIRONMENTAL LAW shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other chemicals or industrial pollutants, substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Section 136 ET SEQ.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C.
Section 1201 ET SEQ.), and any analogous federal, state, local or foreign Laws, and the rules and regulations promulgated thereunder all as from time to time in effect, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     ENVIRONMENTAL PERMIT shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

     ENVIRONMENTAL REPORT shall have the meaning given to it in Section 4.17.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     ESCROW DEPOSIT shall have the meaning given to it in the fourth Whereas clause.

     EVENT shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

     EXCHANGE ACT shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     EXCLUDED ASSETS shall have the meaning given to it in Section 2.2.

     FAA shall mean the Federal Aviation Administration and shall include any successor Authority

     FCC shall mean the Federal Communications Commission and shall include any successor Authority.

     GAAP shall mean generally accepted accounting principles applied on a consistent basis, (i) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, (ii) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or (iii) that otherwise arise by custom for the particular industry, all as the same shall exist on the date of this Agreement.

     GOVERNMENTAL AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including without limitation the United States Forest Service, the FAA and the FCC, in connection with the ownership or operation of the Target Assets or the conduct of the Target Business.

     GOVERNMENTAL FILINGS shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

     HART-SCOTT-RODINO ACT shall mean the Hart-Scott-Rodino Improvement Act of 1976, as from time to time in effect, or any successor law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

     HAZARDOUS MATERIALS shall mean and include any substance, material, waste, constituent, compound, chemical, natural or man-made element or force (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Authority or subject to any Environmental Law; or (d) the presence of which on the real property owned or leased by such Person causes or threatens to cause a nuisance upon any such real property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such real property; or (e) the presence of which on adjacent properties could constitute a trespass by such Person; or (f) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon or other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, lead, asbestos or asbestos-containing materials ("ACM"), or urea formaldehyde foam insulation.

     IMMEDIATE FAMILY shall mean, with respect to any individual, his or her spouses, past or present, children, parents and siblings, and any of the spouses of the foregoing, past or present, in all cases whether related by blood, by adoption or by marriage.

     INDEBTEDNESS shall mean, with respect to any Person, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary of such Person to the extent such interest is treated as a liability with indeterminate term on the consolidated balance sheet of such Person, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all obligations secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) to the extent not otherwise included, all Contractual Obligations of such Person constituting capitalized leases and all obligations of such Person with respect to Leases constituting part of a sale and leaseback arrangement.

     INDEBTEDNESS FOR MONEY BORROWED shall mean, with respect to Target, money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, the maximum amount currently or at any time thereafter available to be drawn under all outstanding letters of credit issued for the account of such Person, all Indebtedness upon which interest charges are customarily paid by such Person, and all Indebtedness (including capitalized lease obligations) issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, but shall not include (a) trade payables, (b) expenses accrued in the ordinary course of business, (c) customer advance payments and customer deposits received in the ordinary course of business, or (d) conditional sales agreements not prohibited by the terms of this Agreement.

     INDEMNITY ESCROW AGREEMENT shall have the meaning given to it in Section 8.2(h).

     INTANGIBLE ASSETS shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means, and shall include, without limitation, concessions, copyrights, franchises, license, patents, permits, service marks, trademarks, trade names, and applications with respect to any of the foregoing, technology and know-how.

     KNOWLEDGE OF TARGET shall have the same meaning as Target's knowledge.

     LAW shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal precedent; or
(c) arbitrator's, mediator's or referee's award, decision, finding or recommendation.

     LEASE shall mean any lease of property, whether real, personal or mixed, and all amendments thereto, and shall include without limitation all use or occupancy agreements.

     LEGAL ACTION shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

     LIABILITY means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of (other than endorsements for collection or deposits in the ordinary course of business) or by any Person.

     LIEN shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

     LOSS AND EXPENSE shall have the meaning given to it in Section 10.2(a).

     MASTER LEASE shall have the meaning given to it in Section 8.2(i).

     MATERIAL, MATERIALLY OR MATERIALITY for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

     MATERIAL ADVERSE EFFECT means (i) an adverse effect on the Target Assets or an increase in the Assumed Liabilities, in each case by more than $50,000 taken on a per Tower Site basis, or (ii) a material adverse effect on Target or the Target Assets, taken as a whole (without considering any calculation derived from the per Tower Site dollar amount referred to above), rather than on a per Tower Site basis, except any such effect resulting from or arising in connection with (a) this Agreement or the Transactions contemplated hereby or (b) changes or conditions (including without limitation changes in technology, law, or regulatory or market environment) generally affecting the industry in which the owners or users of communications tower structures operate.

     MATERIAL AGREEMENT shall mean, with respect to Target, any Contractual Obligation that (a) was not entered into in the ordinary course of business, (b) was entered into in the ordinary course of business which (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than $25,000 during any of the last three fiscal years, (ii) extends for more than three (3) months, (iii) is not terminable on thirty (30) days or less notice without penalty or other payment, or (iv) involves the leasing of space on any tower of Target, (c) involves a capitalized lease obligation or Indebtedness for Money Borrowed, (d) is or otherwise constitutes a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement, (e) accounted for more than one percent (1%) of the revenues of Target in any of the last three fiscal years or is likely to account for more than one percent (1%) of revenues of Target during the current fiscal year, (f) is with the United States Forest Service or any other Authority, or (g) involves the management by Target of any communication tower of any other Person.

     MULTIEMPLOYER PLAN shall mean a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

     NON-ASSIGNABLE CONTRACT shall have the meaning given to it in Section 2.5.

     NON-ASSIGNABLE CONTRACTS AGREEMENT shall have the meaning given to it in
Section 8.2(g).

     OPTION SECURITIES shall mean all stock appreciation rights, rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

     ORGANIC DOCUMENT shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock and, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

     OWNED SITES means the Tower Sites designated as Owned Sites in Section 4.4(a) of the Target Disclosure Schedule (excluding any Rejected Sites) for which a fee ownership is held by Target.

     PERMITTED LIENS shall mean (a) Liens for current taxes not yet due and payable, (b) Liens or other matters disclosed in the title policies, commitments, searches and reports delivered to ATLP pursuant to this Agreement, which Liens or other matters do not have and could not reasonably be expected to have a Material Adverse Effect on the applicable property, (c) worker's, carrier's and materialman's liens not yet due and payable, (d) with respect to Tower Sites, any Liens or other matters placed upon such real property by the owners thereof, other than to secure obligations or liabilities of Target or its Affiliates, (e) easements, rights of way or similar grants of rights to a third party for access to or across any real property or granted to any utility or similar entity in connection with the provision of electric, water, sewage, telephone, gas or similar services, (f) any Assumed Liabilities, and (g) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, substantial in character, amount or extent and do not detract from the value, or interfere with the present use of the property subject thereto or affected thereby, in a way that would reasonably be expected to result in a Material Adverse Effect on the Target Assets.

     PERSON shall mean any natural individual or any Entity.

     PERSONAL PROPERTY shall mean all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property which are owned or leased by Target and used or useful as of the date hereof in the conduct of the business or operations of the Target Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

     PLAN shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership and operation of the Target Assets or the conduct of the business of the Target Business.

     PRIVATE AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to Intangible Assets.

     PRO RATABLE TAXES shall mean real estate and other property Taxes, ad valorem taxes, gross receipts Taxes and similar taxes, but shall not include federal, state or local income Taxes, franchise Taxes or other Taxes measured by or based upon income or gain on sale or other disposition of property or assets.

     PURCHASE shall have the meaning given to it in the first Whereas paragraph.


     PURCHASE PRICE shall have the meaning given to it in Section 3.1.

     REAL PROPERTY shall mean all of the fee estates and buildings and other fixtures and improvements thereon, leasehold interest, easements, licenses, rights to access, right-of-way, and other real property interest which are owned or used by Target as of the date hereof, in the operations of the Target Business, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

     REJECTED SITES shall have the meaning given to it in Section 2.8(b).

     REPRESENTATIVES shall have the meaning given to it in Section 7.1(a).

     REQUIRED CONSENTS shall have the meaning given to it in Section 2.4.

     RESTRICTED TRANSACTION shall mean any (i) acquisition or agreement to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (y) any assets (other than in the ordinary course of business), or (ii) undertaking or agreement to undertake the construction of one or more towers.

     RETAINED LIABILITIES shall have the meaning given to it in Section 2.3(b).

     SEC shall mean the Securities and Exchange Commission and shall include any successor Authority.

     SECURITIES ACT shall mean the Securities Act of 1933, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     SITE LEASES means the ground leases, licenses, easements, or other agreements for use or occupancy of a Tower Site identified in Section 4.4(b) of the Target Disclosure Schedule (except for ground leases, licenses, easements or other agreements with respect to Rejected Sites) pursuant to which the leasehold interests of Target in the Target Assets are derived.

     SOFTWARE shall have the meaning given to it in Section 4.19.

     SUBSIDIARY shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

     SYGNET shall mean Sygnet Communications, Inc., an Ohio corporation, all of whose issued and outstanding capital stock is owned by Sygnet Wireless, Inc., an Ohio corporation, all of whose issued and outstanding capital stock is in turn owned by Dobson/Sygnet Communications Company, an Oklahoma corporation, all of whose issued and outstanding capital stock is in turn owned by the Target Stockholder.

     TARGET shall have the meaning given to it in the Preamble.

     TARGET ASSETS shall have the meaning given to it in Section 2.1.

     TARGET BUSINESS shall have the meaning given to it in the first Whereas clause.

     TARGET COMMON STOCK mean the common stock, par value $1.00 per share, of Target.

     TARGET DISCLOSURE SCHEDULE shall mean the Target Disclosure Schedule dated as of the date hereof and heretofore delivered by Target to ATLP.

     TARGET FINANCIAL INFORMATION shall have the meaning given to it in Section 4.2.

     TARGET STOCKHOLDER shall have the meaning given to such terms in the Preamble.

     TARGET'S KNOWLEDGE (or words of similar import) shall mean the actual knowledge of the executive officers and the directors of Target and the Target Stockholder and of Timothy J. Duffy, as such knowledge exists on the date of this Agreement, after a review of all records of Target and Sygnet in the possession of the Target Stockholder, Target, Sygnet, or any of their respective Subsidiaries.

     TAX (and "Taxable", which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a), and
(c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

     TAX ALLOCATION SCHEDULE shall have the meaning given to it in Section
3.1(d).

     TAX RETURN OR RETURNS shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

     TAXING AUTHORITY shall mean any Authority responsible for the imposition of any Tax.

     TITLE REPORT shall have the meaning given to it in Section 7.7.

     TERMINATION DATE shall have the meaning given to it in Section 9.1.

     TOWER LEASES means the leases or other Contracts or rights to use spaces on the Tower Structures located on Tower Sites that are identified in Sections 4.4(a) and 4.4(b) of the Target Disclosure Schedule (except for leases or other Contracts or rights with respect to Rejected Sites).

     TOWER RELATED ASSETS shall mean (i) the Tower Leases and security deposits (if any) from tenants under the Tower Leases, (ii) the Site Leases, (iii) the Contracts, (iv) any Intangible Assets relating solely to the ownership or operation by Target of the Tower Structures, the Tower Sites, the Tower Leases, the Site Leases or the Contracts; (v) all rights to any casualty insurance proceeds payable after the execution of this Agreement and with respect to events occurring prior to the Closing with regard to the Target Assets (but only to the extent the casualty to which the proceeds relate has not been repaired or restored by Target at its cost prior to the Closing), and all rights to any warranties held by Target with respect to the Tower Structures or Tower Related Assets to the extent such rights are assignable, including those assignable with consent to the extent such consents are received, or, to the extent not so received, all amounts received by Target with respect to claims made after the Closing Date with respect to such unassigned rights to any warranties, (vi) copies of, or extracts from, all current files and records of Target to the extent that such files or records contain information related to the design, construction, management, operation, maintenance, ownership, occupancy or leasing of the Target Assets, and (vii) the originals of the Tower Leases and Site Leases, and the originals of any files and records referred to in the preceding subparagraph which relate solely to the information described in such subparagraph, provided the originals of such information are in the possession of Target or are under any of its control and are not needed by Target in the operation of its businesses after the Closing. To the extent the files and records described in subparagraph (vi) do not relate solely to the design, construction, management, operation, maintenance, ownership, occupancy or leasing of the Target Assets, Target may retain the originals or copies of such files and records, subject to any agreements among any of th parties to this Agreement to keep such files and records confidential.

     TOWER SITES shall mean all real property interests of Target in the up to 108 sites on or appurtenant to which the Tower Structures (excluding any Rejected Sites) are located, including all fee, ground leasehold interests, rights-of-way and easements (to the extent owned by Target) pertaining to such Tower Sites, and shall include a fee ownership in the Owned Sites, and the leasehold interest in and to the real property associated with the Target Assets pursuant to the terms of the Site Leases.

     TOWER STRUCTURES shall mean communications tower structures situated at the locations that are identified in Sections 4.4(a) and 4.4(b) of the Target Disclosure Schedule (excluding any Rejected Sites), and owned by Target, and all of Target's right, title and interest therein or appurtenant thereto, including rights to all attached tower lighting equipment; grounding systems; storage or other buildings exclusively for third party tenants and not utilized by Target or Sygnet; and physical improvements on each Tower Site, including without limitation fencing; along with any tenant leases in Tower Related Assets, easement rights or rights of way necessary for access to the Tower Structure and for location of the Tower Structure and guy wires, if any, associated therewith; provided however, such term does not include any Excluded Assets or any equipment, property or other assets placed upon the Tower Structures or Tower Sites by third parties pursuant to Tower Leases or other Contracts or by Sygnet.

     TRANSACTIONS shall mean the transactions contemplated to be consummated on or prior to the Closing Date, including without limitation the Purchase and the execution, delivery and performance of the Collateral Documents.

                                 AMENDMENT NO. 1

                                       TO

                            ASSET PURCHASE AGREEMENT

         THIS AMENDMENT No. 1 TO ASSET PURCHASE AGREEMENT is made as of October 15, 1999, by and among American Tower Corporation, a Delaware corporation ("ATC"), American Tower, L.P., a Delaware limited partnership ("ATLP"), Dobson Tower Company, an Oklahoma corporation ("Target"), and Dobson Communications Corporation, an Oklahoma corporation, as the sole voting stockholder of Target (the "Target Stockholder").

                              W I T N E S S E T H:

         WHEREAS, ATC, ATLP, Target and the Target Stockholder are parties to an Asset Purchase Agreement dated as of July 6, 1999 (the "Original Agreement"); and

         WHEREAS, ATC, ATLP, Target and the Target Stockholder have agreed to amend the Original Agreement as set forth herein pursuant to Section 11.1 of the Original Agreement;

         WHEREAS, capitalized terms used herein without definition which are defined in the Original Agreement shall have the same meaning that such terms have when used in the Original Agreement unless the context clearly requires otherwise.

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound, agree as follows:

         1. Article 2 of the Original Agreement is hereby amended by inserting the following new Section 2.9:

                  "2.9     ESCROWED SITES

                  (a) At the Closing, ATLP shall purchase the Accepted Sites listed on EXHIBIT H attached hereto (the "Escrowed Sites") subject to the condition that Target or the Target Stockholder shall cure all applicable Defects listed on said EXHIBIT H opposite each Escrowed Site (the "Applicable Defects") within thirty (30) days following the Closing Date. Such Escrowed Sites shall be transferred and conveyed at the Closing subject to the Applicable Defects, with no adjustment to the Purchase Price; provided however, that a portion of the Purchase Price equal to Three Hundred Fifty-Eight Thousand Four Hundred Ninety Dollars ($358,490) for each Escrowed Site will deposited into escrow pursuant to Section 3.1(c). Thirty (30) days following the Closing Date (the "Escrow Release Date"), ATLP and Target shall instruct the escrow agent under the Indemnity Escrow Agreement to release to Target an amount equal to Three Hundred Thirty-Nine Thousand Nine Hundred Ninety Dollars ($339,990) per Escrowed Site (the

         "Escrow Release Amount") whose Applicable Defects have been cured and accepted pursuant to Section 2.9(b).

                  (b) Target and Target Stockholder shall provide ATC and ATLP with a Cure Notice for any cure effected with respect to an Escrowed Site and shall request ATC's and ATLP's written confirmation that the Applicable Defects with respect to such Escrowed Site have been cured. Within five (5) days of receipt of a Cure Notice with respect to an Escrowed Site, ATC and ATLP shall: (i) provide Target with written notice that ATC and ATLP have satisfactorily completed their due diligence investigation of the curative action taken with respect to such Escrowed Site and are prepared, subject to the terms and conditions of this Agreement, to accept such Escrowed Site and include such Escrowed Site in the calculation of the Escrow Release Amount; or
         (ii) provide Target with written notice (A) that states that ATC and ATLP have determined in good faith that the curative action taken is incomplete in a material way for the purpose of curing the Defect in question and (B) that describes in reasonable detail the manner in which the Defect remains uncured and describes the curative action, if any, that would cure such Defect, in which event the Defect shall continue as such and the site in question shall remain an Escrowed Site.

                  (c) Any representations and warranties of Target and the Target Stockholder that were omitted or qualified with respect to the Applicable Defects for each of the Escrowed Sites shall no longer be so qualified or omitted from and after the date that ATC and ATLP accept an Escrowed Site pursuant to Section 2.9(b)(i). On the Escrow Release Date, Target and the Target Stockholder shall furnish ATC and ATLP with such certificates and other documents evidencing the truth of such representations and warranties with respect to the Escrowed Sites as ATLP or its counsel shall have reasonably requested. Notwithstanding the foregoing, the survival period of such omitted or qualified representations and warranties of Target and the Target Stockholder with respect to Escrowed Sites whose Applicable Defects are cured will be governed by the provisions of Section 10.1 as if such representations and warranties had been given as of the Closing Date.

                  (d) In the event that Target and the Target Stockholder are unable to cure all Applicable Defects with respect to any Escrowed Site By the Escrow Release Date, ATC and ATLP shall have the right, in their sole and absolute discretion, provided that such Applicable Defects constitute a Defect at such time (i) to extend the time for Target and the Target Stockholder to cure the Applicable Defects for such Escrowed Site or (ii) to declare such Escrowed Site to be a Rejected Site and reconvey such Escrowed Site to Target. In the event that any Escrowed Sites are declared pursuant to the foregoing clause (ii) by ATC and ATLP to be Rejected Sites, ATLP shall reconvey to Target title to such Rejected Sites of at least the same quality as the title conveyed by Target to ATLP on the Closing Date, and ATLP will provide Target with such documents necessary to reconvey such Rejected Sites and such certificates evidencing the title of such reconveyed Escrowed Sites as Target or its counsel shall have reasonably requested. Simultaneously with the reconveyance of any Escrowed Sites, ATLP and Target agree to instruct the escrow agent under the Indemnity Escrow Agreement to release to ATLP an amount equal to Three Hundred Fifty-Eight Thousand Four Hundred Ninety
         Dollars ($358,490) per reconveyed Escrowed Site. For purposes of this Agreement, any Escrowed Sites that are reconveyed to Target pursuant to this Section 2.9(d) shall be deemed to be Rejected Sites under
         Section 2.8 as if such Escrowed Sites had never been transferred and conveyed to ATLP."

         2. Article 3 of the Original Agreement is hereby amended by replacing
Section 3.1(c) in its entirety with the following:

                  "(c) Pursuant to the terms of the Indemnity Escrow Agreement, Two Million Dollars ($2,000,000) (subject to (i) reduction in an amount equal to Eighteen Thousand Five Hundred Dollars ($18,500) per Rejected Site and (ii) increase in an amount equal to Three Hundred Thirty-Nine Thousand Nine Hundred Ninety Dollars ($339,990) per Escrowed Site) of the Purchase Price to be otherwise paid to Target on the Closing Date shall be deposited into escrow."

         3. Section 4.4(a) of the Original Agreement is hereby amended by inserting the words "or held by Target under valid easements" after the words "located entirely on such real property" at the end of the third to the last sentence thereof.

         4. The Original Agreement is hereby further amended by deleting EXHIBIT D thereto in its entirety and inserting in lieu thereof a new EXHIBIT D thereto substantially in the form of EXHIBIT D hereto.

         5. Each of ATC, ATLP, Target and the Target Stockholder represents and warrants that all requisite corporate action necessary for the valid execution and delivery of this Amendment No. 1 has been duly and effectively taken.

         6. The Original Agreement as amended hereby is ratified and confirmed in all respects and shall continue in full force and effect. Without limiting the generality of the foregoing, the term Agreement as used in the Original Agreement shall be deemed to be the Original Agreement as amended by this Amendment No. 1.

         7. This Amendment No. 1 may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Amendment No. 1, it shall not be necessary to produce more than one set of such counterparts.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                 American Tower Corporation

                                 By: /s/ Steven J. Moskowitz
                                     ---------------------------------------
                                      Name:  Steven J. Moskowitz
                                      Title: Vice President, Northeast Region

                                 American Tower, L.P.
                                 By:  ATC GP, Inc., its General Partner

                                 By: /s/ Steven J. Moskowitz
                                     ---------------------------------------
                                      Name:  Steven J. Moskowitz
                                      Title: Vice President, Northeast Region

                                 Dobson Tower Company

                                 By: /s/ Everett R. Dobson
                                     ---------------------------------------
                                      Name:  Everett R. Dobson
                                      Title: Chief Executive Officer

                                 Dobson Communications Corporation

                                 By: /s/ Everett R. Dobson
                                     ---------------------------------------
                                      Name:  Everett R. Dobson
                                      Title: Chief Executive Officer

                                                                    EXHIBIT H

         ESCROWED SITES                                APPLICABLE DEFECTS
         --------------                                ------------------
--------------------------------------- ---------------------------------------------------
2.   Columbiana (Fairfield TWP), Ohio    Environmental problem
--------------------------------------- ---------------------------------------------------
10.  Harborcreek, Pennsylvania           Environmental problem
--------------------------------------- ---------------------------------------------------
21.  Bolivar, New York                   MOL for Access Problem
--------------------------------------- ---------------------------------------------------
41.  Carton, Pennsylvania                Leasehold in Horizon to be assigned to Dobson
--------------------------------------- ---------------------------------------------------
42.  Dicksonberg, Pennsylvania           Estate issues to be addressed
--------------------------------------- ---------------------------------------------------
46.  Sheffield TWP, Pennsylvania         MOL for guy wire easements and access
--------------------------------------- ---------------------------------------------------
48.  Warren, Pennsylvania                MOL and survey
--------------------------------------- ---------------------------------------------------
52.  East Brady, Pennsylvania            Copy of site plan or survey to locate leased area
                                         and graveyard
--------------------------------------- ---------------------------------------------------
55.  Emlenton, Pennsylvania              MOL for guy wire easements and NDA for coal lease
--------------------------------------- ---------------------------------------------------
56.  Freeport, Pennsylvania              Leasehold in Horizon to be assigned to Dobson
                                         MOL for guy wire easements
--------------------------------------- ---------------------------------------------------
58.  New Bethlehem Pennsylvania          NDA for coal lease
--------------------------------------- ---------------------------------------------------
66.  Brookville, Pennsylvania            MOL for leased area and leasehold interest
--------------------------------------- ---------------------------------------------------
68.  Curwinsville, Pennsylvania          NDA from oil and gas lessee and coal lessee
--------------------------------------- ---------------------------------------------------
71.  Marion Center, Pennsylvania         MOL for guy wire easements
--------------------------------------- ---------------------------------------------------
91.  Canfield 2, Ohio                    Environmental problems
--------------------------------------- ---------------------------------------------------
99.  Lordstown, Ohio                     Consent to be obtained
--------------------------------------- ---------------------------------------------------
101. New Springfield, Ohio               Environmental problems
--------------------------------------- ---------------------------------------------------

                                                                     EXHIBIT D

                       FORM OF INDEMNITY ESCROW AGREEMENT